UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

DELTA AIR LINES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2018

NOTICE OF ANNUAL MEETING

AND PROXY STATEMENT

Notice of the Annual Meeting

Time and Date:

7:30 a.m., Eastern Daylight Time on Friday, June 29, 2018

Place:

The Offices of Davis Polk & Wardwell

450 Lexington Avenue, New York, New York

(located in Midtown Manhattan between East 44th Street and East 45th Street)

Record Date:

May 2, 2018

Agenda

At the Annual Meeting, you will be asked to vote on the following proposals:

Item		Board Recommends Vote:
1	Election of 12 directors named in the Proxy Statement	FOR
2	Advisory vote on executive compensation	FOR
3	Ratification of Ernst & Young LLP as independent auditors for 2018	FOR

In addition, we will transact any other business properly presented at the meeting, including any adjournment or postponement thereof, by or at the direction of the Board of Directors.

A list of shareholders entitled to vote at the meeting will be available for examination during normal business hours for ten days before the meeting at Delta’s Investor Relations Department, 1030 Delta Boulevard, Atlanta, Georgia 30354. The shareholder list will also be available at the meeting.

Because space at the meeting is limited, admission will be on a first-come, first-served basis. Shareholders without appropriate documentation may not be admitted to the meeting. If you plan to attend the meeting, please see the instructions on page 9 of the attached proxy statement. If you will need special assistance at the meeting because of a disability, contact Investor Relations at (866) 715-2170. We encourage shareholders to sign up to receive future proxy materials electronically, including the Notice Regarding the Availability of Proxy Materials. To sign up, visit http://enroll.icsdelivery.com/dal.

Please read our attached proxy statement carefully and submit your vote as soon as possible. Your vote is important. You can ensure that your shares are voted at the meeting by using our Internet or telephone voting system, or by completing, signing and returning a proxy card.

Sincerely,

Edward H. Bastian	Francis S. Blake
Chief Executive Officer	Chairman of the Board

Atlanta, Georgia

May 18, 2018

Proxy Statement Summary

2017 Performance Highlights

2017 was our third consecutive year with more than $5 billion in both GAAP pre-tax income and adjusted pre-tax income. Over the past three years, Delta has generated a cumulative $17.5 billion in adjusted pre-tax income in varying fuel, revenue and cost environments.

Our operational excellence continued in 2017, with 242 days with no mainline cancellations, slightly better than 2016. In 2017, we did not have a single mainline cancellation on roughly two of every three days.

Our investments in the customer experience, onboard our aircraft, in airports, and in customer-facing technology continue to yield benefits, with our revenue premium to the industry expanding from 9% to 10%. During 2017, we improved net promoter scores in every region and increased our overall score by 2 points, including an all-time high in November.

We returned $2.4 billion to our shareholders in 2017 and raised our dividend by 50% for the fourth year in a row.

We have consistently used our strong cash flow to strengthen our balance sheet, ending 2017 with debt and capital lease obligations of $8.8 billion, while reducing unfunded pension obligations. In 2017, we received our third investment grade credit rating, and our defined benefit pension is at the highest funded level since our merger with Northwest.

*	See “Supplemental Information about Financial Measures” on page 59 for reconciliations of non-GAAP measures and reasons we use them.

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Proxy Statement Summary

Director Nominees

Director	Age	Director Since	Occupation	Other Public Boards	Current Delta Committees
Independent Directors
Francis S. Blake	68	2014	Former Chairman and CEO of The Home Depot, Inc.	2	Audit Corporate Governance* Personnel & Compensation
Daniel A. Carp	70	2007	Former Chairman and CEO of Eastman Kodak	2	Corporate Governance Finance Personnel & Compensation*
Ashton B. Carter	63	2017	Director of the Belfer Center for Science and International Affairs at Harvard Kennedy School	0	Audit Safety & Security
David G. DeWalt	54	2011	Former Executive Chairman and CEO of FireEye	2	Audit Safety & Security**
William H. Easter III	68	2012	Former Chairman, President and CEO of DCP Midstream	2	Audit* Corporate Governance Safety & Security
Michael P. Huerta	61	2018	Former Administrator, Federal Aviation Administration	0	Audit Safety & Security
Jeanne P. Jackson	66	2017	Former Senior Strategic Advisor to the CEO of NIKE, Inc.	2	Finance Personnel & Compensation
George N. Mattson	52	2012	Former Partner of Goldman Sachs	1	Corporate Governance Finance* Personnel & Compensation
Sergio A.L. Rial	57	2014	CEO of Banco Santander Brazil	1	Finance Personnel & Compensation
Kathy N. Waller	60	2015	Executive Vice President, CFO and President, Enabling Services of The Coca-Cola Company	1	Audit Corporate Governance Safety & Security
Non-Independent Directors
Edward H. Bastian	60	2010	CEO of Delta	1	n/a
Douglas R. Ralph	63	2015	Captain, B767ER, Delta	0	Finance Safety & Security

*	Chair

**	Vice Chair (expected to become Chair upon Mr. Foret’s retirement)

Most of the Board nominees are independent; as a result of robust board succession planning, they also have a mixture of tenure and five of twelve are diverse.

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Proxy Statement Summary

Executive Compensation Program

Our executive compensation program is based on the philosophy that we can best achieve our short-term and long-term business goals, which we refer to as our Flight Plan, by closely linking pay to performance and aligning the interests of all Delta employees, including executive officers, with our customers and shareholders.

Performance-Based	Employee-Aligned	Equity-Based

•   Ninety-four percent of our Chief Executive Officer’s target compensation opportunity is at risk

•   Pay is linked to performance based on the achievement of financial, operational, customer service and stock price performance measures

•   Our people are critical to our success and we are committed to Delta being a great place to work

•   Our annual and long-term incentive plans include incentives that also drive payouts to frontline employees under our broad-based profit sharing and shared rewards programs

•   Eighty-one percent of Mr. Bastian’s target compensation is delivered through equity-based opportunities

•   Equity-based incentives focus on long-term shareholder value and align our executive officers’ interests with shareholders by rewarding strategic success

Notable Accomplishments:

•	Our 2017 financial performance resulted in $1.1 billion paid to our people under our broad-based profit sharing program — the fourth consecutive year of payouts in excess of $1 billion.

•	Our commitment to our people was recognized externally — including on Fortune’s 100 Best Companies to Work For list in 2017 and 2018.

•	The Personnel & Compensation Committee of the Board of Directors reviewed and updated the performance measures used in our 2017 annual and long-term incentive plans, including adding a relative total shareholder return performance measure.

•	We expanded the use of performance stock options beyond our Chief Executive Officer.

Governance Highlights

☑ Independent chairman
☑ All directors elected annually; average Board tenure of nominees is 4 years
☑ Ongoing Board succession efforts — five new directors from 2015 to the present. Board committee refreshment in 2017
☑ Majority voting for directors in uncontested elections
☑ Bylaws provide for proxy access
☑ Corporate Governance Principles provide no outside director will stand for re-election after age 72
☑ Robust annual self-assessment of Board and Board committees
☑ Regular formal succession planning for management and the Board of Directors, evidenced by successful senior leadership transitions and new Board members
☑ Anti-hedging and anti-pledging policy for all employees and Board members
☑ Corporate Governance Principles prohibit ownership of specific airline competitors’ stock by Board members and officers
☑ Meaningful stock ownership and retention guidelines for Board members and executive officers
☑ No shareholder rights plan (poison pill) or super-majority voting
☑ No employment agreements or supplemental executive retirement plans for officers

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Independence All independent except CEO and ALPHA Nominee Board Tenure Average tenure 4 years Diversity 5 of 12 directors are diverse from racial, gender or ethnic standpoint

Proxy Statement Summary

Sustainability Highlights

Delta is committed to being a good steward of the environment, a positive force in our communities and a great place to work and fly. For Delta, sustainability means “meeting the Company’s financial goals of growth and profitability over time, through innovative business practices that minimize the environmental impacts on Delta operations while promoting the health, welfare and productivity of the individuals and communities we employ and serve.” Environmental, social and governance (ESG) highlights include:

☑  Continued to focus on fleet and operational efficiency by balancing aircraft age with long-term corporate financial sustainability with plans to replace approximately 30% of our mainline fleet by 2020 with newer, more fuel-efficient aircraft

☑  Achieved carbon neutral growth since 2012 through voluntary purchases of carbon offsets while simultaneously focusing on fuel efficiency and management of our carbon footprint in line with industry goals

☑  Being the first legacy airline to report a verified annual greenhouse gas emissions inventory, with continued verification under the Climate Registry, a non-profit organization that verifies carbon footprints

☑ Named to the Dow Jones North American Sustainability Index in 2017, the seventh consecutive year
☑ Named to the FTSE4 Good, European (Sustainability) Index in 2017, the third consecutive year
☑ Amended the charter of the Corporate Governance Committee of the Board of Directors in 2017 to provide for committee oversight over Delta’s sustainability efforts
☑ Launched a 20 person cross-divisional ESG steering committee in 2017, overseeing sustainability reporting across Delta

☑  Responded to a large number of customer, industry and rating agency ESG disclosure requests, including Sustainalytics, MSCI and ISS, while also engaging with institutional investors and organizations such as the SASB on ESG trends and opportunities

☑ Engaged the Georgia Tech Ray C. Anderson Center for Sustainable Business to evolve Delta’s ESG sustainability efforts
☑ Contributed over $40 million in 2017 as part of our annual commitment to donate 1% of our net income to key charitable organizations

More information about our sustainability practices is in our Global Reporting Initiative (GRI)-compliant Corporate Responsibility Report.

Active Investor Outreach

We have long-standing, active engagement with our investors. Our senior management meets with investors at our annual Investor Day and more than 10 industry conferences throughout the year. In 2017, management initiated contact with approximately 90% of our top 20 investors and 95% of our top 20 actively-managed investors to discuss governance and financial performance of the company. Annually we invite our largest 25 investors to discuss recent changes in our executive compensation program, financial performance, the say on pay proposal, and other agenda items for the annual meeting. In 2017 we also discussed our process for Board and CEO succession, Board diversity, investor views on ESG matters, changes in our proxy statement disclosures, our adoption of a proxy access bylaw and returns to shareholders through share buybacks and dividends. We regularly report our investors’ views to our Board of Directors, and its Personnel & Compensation Committee considers these views when developing our executive compensation program. In addition, we engage with analysts through quarterly conference calls, our investor relations website and meetings and calls. We have dedicated resources to engage with all shareholders through monitoring of investor relations e-mail, and use social media to convey key investment messages with a broader audience.

4    2018 PROXY STATEMENT

    2018 PROXY STATEMENT    5

General Information

Internet Availability of Proxy Materials

All of our proxy materials (including our 2017 Form 10-K) are made available to our shareholders on the Internet, rather than mailing paper copies to each shareholder. If you received a Notice Regarding the Availability of Proxy Materials (the Notice) by U.S. or electronic mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice tells you how to access and review the proxy materials and vote your shares. If you would like to receive a paper copy of our proxy materials free of charge, follow the instructions in the Notice. The Notice will be distributed to our shareholders beginning on or about May 18, 2018.

Shareholders Entitled to Vote

The Board of Directors set May 2, 2018 as the record date for the meeting. This means that our shareholders as of the close of business on that date are entitled to notice of and to vote at the annual meeting. On April 20, 2018, 701,476,922 shares of Delta common stock were outstanding and we do not expect the number of shares will change materially as of the record date. The common stock is the only class of securities entitled to vote at the meeting. Each outstanding share entitles its holder to one vote.

Quorum for the Annual Meeting

The quorum at the annual meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of common stock that are outstanding and entitled to vote. Abstentions from voting and broker non-votes, if any, will be counted in determining whether a quorum is present. The meeting will not commence if a quorum is not present.

Voting Information

It is important that you vote in order to play a part in the future of the company. Please carefully review the proxy materials and follow the instructions below to cast your vote.

Shares of Common Stock Registered in Your Name or Held under Plans

The control number you receive in your Notice only covers shares of common stock in any of the following forms:

•	common stock registered in your name (registered shares);

•	common stock held in your account under the Delta Pilots Savings Plan (Pilot Plan);

•	common stock allocated to your account under the Delta Family-Care Savings Plan (Savings Plan); or

•	unvested restricted common stock granted under the Delta Air Lines, Inc. Performance Compensation Plan.

Special Note to Delta Employees About the Employee Stock Purchase Plan. If you are a Delta employee participating in the Employee Stock Purchase Plan, any control number you receive in your Notice does not cover shares of common stock purchased pursuant to the Plan. These shares are held for your benefit by Fidelity in street name and you must instruct Fidelity regarding voting these shares on your behalf. See “Shares Held in Street Name” on page 7.

If you hold shares in more than one of the ways listed above, you may receive more than one Notice with separate control numbers. You will need to submit voting instructions for shares associated with each control number in order to vote all of your shares.

Your submission of voting instructions for registered shares results in the appointment of a proxy to vote those shares. In contrast, your submission of voting instructions for common stock held in your Pilot Plan account or allocated to your Savings Plan account, or for unvested restricted common stock granted under the Delta Air Lines, Inc. Performance Compensation Plan, instructs the applicable plan trustee or administrator how to vote those shares, but does not result in the appointment of a proxy. You may submit your voting instructions regarding all shares covered by the same control number before the meeting by using our Internet or telephone system or by completing and returning a proxy card, as described below. As noted above, if you hold shares in more than one way, you may need to vote the shares associated with each control number in one of the following ways:

6    2018 PROXY STATEMENT

General Information

•	Voting by the Internet or Telephone. You may vote using the Internet or telephone by following the instructions in the Notice to access the proxy materials and then following the instructions provided to allow you to record your vote. After accessing the proxy materials, to vote by the Internet, go to www.proxyvote.com and follow the instructions, or to vote by telephone call 1-800-690-6903. The Internet and telephone voting procedures are designed to authenticate votes cast by using a personal identification number. These procedures enable shareholders to confirm their instructions have been properly recorded.

•	Voting by Proxy Card. If you obtained a paper copy of our proxy materials, you may also vote by signing, dating and returning your instructions on the proxy card in the enclosed postage-paid envelope. Please sign the proxy card exactly as your name appears on the card. If shares are owned jointly, each joint owner should sign the proxy card. If a shareholder is a corporation or partnership, the proxy card should be signed in the full corporate or partnership name by a duly authorized person. If the proxy card is signed pursuant to a power of attorney or by an executor, administrator, trustee or guardian, state the signer’s full title and provide a certificate or other proof of appointment.

To be effective, instructions regarding shares held in your Pilot Plan account or allocated to your Savings Plan account must be received by 5:00 p.m. Eastern Daylight Time on June 27, 2018. Instructions regarding registered shares or unvested restricted common stock must be received by 11:59 p.m. Eastern Daylight Time on June 28, 2018.

You may also vote registered shares by attending the annual meeting and voting in person by ballot; this will revoke any proxy you previously submitted.

Note that you may not vote shares of unvested restricted common stock, shares held in your Pilot Plan account or shares allocated to your Savings Plan account in person at the meeting. If you do not submit voting instructions in a timely manner regarding shares of unvested restricted common stock, shares held in your Pilot Plan account or shares allocated to your Savings Plan account, they will not be voted. See “Shares Held in Street Name” below for information about voting Employee Stock Purchase Plan shares.

All properly submitted voting instructions, whether submitted by the Internet, telephone or U.S. mail, will be voted at the annual meeting according to the instructions given, provided they are received prior to the applicable deadlines described above. All properly submitted proxy cards not containing specific instructions will be voted in accordance with the Board of Directors’ recommendations set forth on page 8. The members of Delta’s Board of Directors designated to vote the proxies returned pursuant to this solicitation are Edward H. Bastian, Francis S. Blake and Daniel A. Carp.

Shares Held in Street Name

If your shares are held in the name of a broker, bank or other record holder (that is, in street name), refer to the instructions provided by the record holder regarding how to vote your shares or to revoke your voting instructions. This includes any shares purchased through the Employee Stock Purchase Plan. You may also obtain a proxy from the record holder permitting you to vote in person at the annual meeting. Without a proxy from the record holder, you may not vote shares held in street name by returning a proxy card or by voting in person at the annual meeting. If you hold your shares in street name, it is critical that you provide instructions to, or obtain a proxy from, the record holder if you want your shares to count in the election of directors (Proposal 1) and the advisory vote on executive compensation (Proposal 2). As described in the next section of this proxy statement, regulations prohibit your bank or broker from voting your shares on these proposals but they may vote your shares on Proposal 3 without instructions.

    2018 PROXY STATEMENT    7

General Information

Revoking a Proxy or Voting Instructions

If you hold registered shares, unvested restricted common stock, shares in your Pilot Plan account or shares allocated to your Savings Plan account, you may revoke your proxy or voting instructions prior to the meeting by:

•	providing written notice to Delta’s Law Department at Delta Air Lines, Inc., Dept. No. 981, 1030 Delta Boulevard, Atlanta, Georgia 30354, Attention: Corporate Secretary; or

•	submitting later-dated instructions by the Internet, telephone or U.S. mail.

To be effective, revocation of instructions regarding shares held in your Pilot Plan account or allocated to your Savings Plan account must be received by 5:00 p.m. Eastern Daylight Time on June 27, 2018. Revocation of instructions regarding registered shares or unvested restricted common stock must be received by 11:59 p.m. Eastern Daylight Time on June 28, 2018.

You may also revoke your proxy covering registered shares by attending the annual meeting and voting in person by ballot. Attending the meeting will not, by itself, revoke a proxy.

Limitation on Brokers’ Authority to Vote Shares

Under New York Stock Exchange (NYSE) rules, brokerage firms may vote in their discretion on certain matters on behalf of clients who do not provide voting instructions at least 15 days before the date of the annual meeting. Generally, brokerage firms may vote to ratify the appointment of independent auditors and on other “discretionary” items. Because Proposals 1 and 2 are not discretionary items, brokers are not permitted to vote your shares on these proposals unless you provide voting instructions. Accordingly, if your shares are held in a brokerage account and you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker on Proposal 3, but not the other proposals described in this proxy statement. Broker non-votes will not be considered in connection with Proposals 1 and 2. Therefore, we urge you to give voting instructions to your broker on all proposals.

Votes Necessary to Act on Proposals

At an annual meeting at which a quorum is present, the following votes will be necessary on each of the proposals:

•	Each director shall be elected by the vote of a majority of the votes cast with respect to the director. For purposes of this vote, a majority of the votes cast means that the number of shares voted “for” a director must exceed 50% of the votes with respect to that director (excluding abstentions).

•	The advisory vote to approve executive compensation (say on pay) requires the affirmative vote of the majority of shares present and entitled to vote at the meeting. Abstentions have the same effect as votes against the proposal. While this is a non-binding advisory vote, the Board values the opinions of our shareholders and the Personnel & Compensation Committee of the Board of Directors will review and consider the voting results when making future decisions regarding executive compensation.

•	Ratification of the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2018 requires the affirmative vote of the majority of shares present and entitled to vote at the meeting. Abstentions have the same effect as votes against the proposal.

Broker non-votes, if any, will be handled as described under “Limitation on Brokers’ Authority to Vote Shares” above.

Recommendations of the Board of Directors

The Board of Directors recommends that you vote:

•	FOR the election of the director nominees named in this proxy statement;

•	FOR the approval, on an advisory basis, of the compensation of Delta’s named executive officers; and

•	FOR the ratification of the appointment of Ernst & Young LLP as Delta’s independent auditors for the year ending December 31, 2018.

All properly submitted proxy cards not containing specific instructions will be voted in accordance with the Board’s recommendations.

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General Information

Presentation of Other Business at the Meeting

Delta is not aware of any business to be transacted at the annual meeting other than as described in this proxy statement. If any other item or proposal properly comes before the meeting (including, but not limited to, a proposal to adjourn the meeting in order to solicit votes in favor of any proposal contained in this proxy statement), the proxies received will be voted at the discretion of the directors designated to vote the proxies.

Attending the Meeting

To attend the annual meeting, you will need to show you are either a Delta shareholder as of the record date, or hold a valid proxy from such a Delta shareholder.

•	If your shares are registered in street name, or are held in your Pilot Plan account or your Savings Plan account, please bring evidence of your stock ownership, such as your most recent account statement.

•	If you own unvested restricted common stock, please bring your Delta-issued identification card; we will have a list of the holders of unvested restricted common stock at the meeting.

All shareholders should also bring valid picture identification; employees may use their Delta-issued identification card. If you do not have valid picture identification and proof that you own Delta stock, you may not be admitted to the meeting.

Householding

As permitted by the Securities Exchange Act of 1934 (the 1934 Act), only one copy of this proxy statement is being delivered to shareholders residing at the same address, unless the shareholders have notified Delta of their desire to receive multiple copies of the proxy statement. This is known as householding.

Delta will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year or future years should be directed to Delta’s Investor Relations toll free at (866) 715-2170.

Shareholders of record residing at the same address and currently receiving multiple copies of the proxy statement may contact our registrar and transfer agent, EQ Shareowners Services, to request that only a single copy of the proxy statement be mailed in the future. Contact EQ by phone at (800) 259-2345 or by mail at P.O. Box 64854, St. Paul, MN 55164-0854.

If you hold your shares in street name, you should contact Broadridge Investor Communication Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by calling 1-866-540-7095 to request that only a single copy of the proxy statement be mailed in the future.

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Governance Matters

Governance Overview

Delta believes that sound governance practices are essential to enhance long-term value for our shareholders. We operate under governance practices that are transparent and consistent with best practices.

You may view the charters of the Audit, Corporate Governance, Finance, Personnel & Compensation and Safety & Security Committees, the Certificate of Incorporation, the Bylaws, Corporate Governance Principles, codes of ethics and business conduct, and director independence standards on our Corporate Governance website at http://ir.delta.com/governance/governance-documents/default.aspx. You may obtain a copy of these materials by contacting Delta’s Corporate Secretary at the address below.

Director Independence

Independence of Audit, Corporate Governance and Personnel & Compensation Committee Members

For many years, Delta’s Board of Directors has been composed of a substantial majority of independent directors. Delta’s Board established the Audit Committee, the Corporate Governance Committee, the Finance Committee, the Personnel & Compensation Committee and the Safety & Security Committee to focus on particular Board responsibilities.

The Board of Directors has affirmatively determined that all current directors are independent under the New York Stock Exchange (NYSE) listing standards and Delta’s director independence standards, except Mr. Bastian, who is not independent because he is our Chief Executive Officer, and Mr. Ralph, who is not independent because he is a Delta pilot. In making these independence determinations, the Board of Directors considered information submitted by the directors in response to questionnaires, information obtained from Delta’s internal records and advice from counsel.

The Audit, Corporate Governance and Personnel & Compensation Committees consist entirely of non-employee directors who are independent, as defined in the NYSE listing standards and Delta’s director independence standards. The members of the Audit Committee also satisfy the additional independence requirements set forth in rules under the 1934 Act. The members of the Personnel & Compensation Committee also satisfy the additional independence requirements set forth in rules under the 1934 Act.

Directors Elected Annually; Majority Voting for Directors

Delta’s Certificate of Incorporation and Bylaws provide that all directors are elected annually. Under the Bylaws, a director in an uncontested election is elected by a majority of votes cast (excluding abstentions) at a shareholders’ meeting at which a quorum is present. In an election for directors where the number of nominees exceeds the number of directors to be elected — a contested election — the directors are elected by the vote of a plurality of the shares represented at the meeting and entitled to vote on the matter.

Identification and Selection of Nominees for Director

The Corporate Governance Committee recommends to the Board of Directors nominees for election to the Board. The Corporate Governance Committee seeks nominees who have the skills and experience to assist management in the operation of Delta’s business and to provide input on Delta’s strategy, among other matters. In accordance with Delta’s Corporate Governance Principles, the Corporate Governance Committee and the Board of Directors assess potential nominees (including incumbent directors) based on factors such as the individual’s business experience, character, judgment, diversity of experience, international background and other matters relevant to the Board’s needs and objectives at the particular time. Independence, financial literacy, and the ability to devote significant time to Board activities and to the enhancement of the nominee’s knowledge of Delta’s business are also factors considered for Board membership. The Corporate Governance Committee retains third-party search firms from time to time to assist in identifying and preliminarily screening potential Board members who have experience that would complement and enhance the skills and experiences of the existing Board of Directors. A list of important attributes and experiences for directors and nominees is included beginning on page 15.

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Governance Matters

The Corporate Governance Committee evaluates potential nominees suggested by shareholders on the same basis as all other potential nominees. To recommend a potential nominee, you may:

•	e-mail nonmgmt.directors@delta.com or

•	send a letter addressed to Delta’s Law Department at Delta Air Lines, Inc., Dept. No. 981, 1030 Delta Boulevard, Atlanta, Georgia 30354, Attention: Corporate Secretary.

Each potential nominee is reviewed and screened by the Corporate Governance Committee, which decides whether to recommend a candidate for consideration by the full Board.

Audit Committee Financial Experts

The Board of Directors has designated Mr. Easter, Mr. Blake, Mr. DeWalt, Mr. Foret and Ms. Waller as Audit Committee Financial Experts.

Compensation Committee Interlocks and Insider Participation

None of the members of the Personnel & Compensation Committee is a former or current officer or employee of Delta or has any interlocking relationships as set forth in applicable SEC rules.

Communications with Directors

Shareholders and other interested parties may communicate with our non-management directors by sending an e-mail to nonmgmt.directors@delta.com. We have established a link to this address on our Investor Relations website. Communications with directors may also be mailed to Delta’s Corporate Secretary at the address listed above. Communications will be sent directly to the Chairman of the Board, as representative of the non-management directors, other than communications pertaining to customer service, human resources, accounting, auditing, internal control and financial reporting matters. Communications regarding customer service and human resources matters will be forwarded for handling by the appropriate Delta department. Communications regarding accounting, auditing, internal control and financial reporting matters will be brought to the attention of the Audit Committee Chair.

Board of Directors

During 2017, the Board of Directors met 10 times. Each director who served on the Board during 2017 attended at least 75% of the meetings of the Board of Directors and the committees on which he or she served that were held during his or her tenure on the Board. It is the Board’s policy that directors are encouraged to attend the annual meeting. All of Delta’s directors attended the annual meeting in 2017.

In 2017, the Board routinely held executive sessions without the Chief Executive Officer or any other management director. Mr.  Blake presided at executive sessions as non-executive Chairman of the Board.

Board of Directors Leadership Structure

Because we believe operating pursuant to sound governance practices benefits the long-term interests of our shareholders, since 2003 we have chosen to elect an independent, non-executive chairman separate from our Chief Executive Officer. Governance commentators, proxy voting advisory firms, and institutional shareholders generally conclude the separation of the two roles is a “best practice.” We believe the non-executive Chairman of the Board plays an important governance leadership role that enhances long-term shareholder value. Responsibilities include:

•	chairing meetings of non-management directors (executive sessions);

•	presiding at the annual meeting of shareholders;

•	briefing the Chief Executive Officer on issues raised in executive sessions;

•	in collaboration with the Corporate Governance Committee of the Board, committee chairs and the Chief Executive Officer, scheduling Board meetings, setting Board agendas and strategic discussions and providing a review of pre-meeting materials delivered to directors;

•	overseeing Board, committee and Chief Executive Officer evaluations and succession planning;

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Governance Matters

•	managing the Board’s oversight of risks;

•	recommending appropriate governance policies and practices;

•	overseeing the avoidance of conflicts of interests;

•	recommending Board committee and committee chair assignments;

•	facilitating director discussions inside and outside the boardroom, managing the relationship between the Chief Executive Officer and the Board, consulting with the Chief Executive Officer and serving as a counterweight as appropriate;

•	overseeing the process for selecting new Board members;

•	calling meetings of the Board and shareholders;

•	chairing the Corporate Governance Committee;

•	conducting/overseeing the annual evaluation of the Board and its committees; and

•	carrying out other duties requested by the Chief Executive Officer and the Board as a whole.

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Governance Matters

Board Committees

The Board of Directors has established the Audit, Corporate Governance, Finance, Personnel & Compensation, and Safety & Security committees to assist it in discharging its responsibilities. The number of meetings for each of these committees and their primary responsibilities are listed below. A complete list of the responsibilities of each committee can be found in the committee charters, which are available on the corporate governance section of our website at http://ir.delta.com/governance.

Committee	Primary Responsibilities
Audit Meetings in 2017: 9

The Audit Committee oversees our financial reporting and disclosures processes, including the appointment of our independent auditors, review of the audit and work of our internal audit department and adequacy and effectiveness of our internal controls over financial reporting. The Audit Committee oversees compliance with procedures and processes pertaining to corporate ethics and standards of conduct. The Audit Committee reviews and, if appropriate, approves or ratifies possible conflicts of interest involving members of the Board or executive officers and related party transactions that would be subject to disclosure under Item 404 of Regulation S-K. The Audit Committee reviews enterprise risk management processes and discusses major risk exposure with management. The Audit Committee reviews security of our information technology systems and operations.

Corporate Governance Meetings in 2017: 5

The Corporate Governance Committee leads the Board’s governance practices and procedures, including the search and recruiting of new outside directors and consideration of nominations of candidates for election. The Corporate Governance Committee oversees our governance standards, processes for evaluation of the Board and its committees, compensation of non-employee directors and the company’s sustainability efforts and progress.

Finance Meetings in 2017: 9

The Finance Committee reviews and makes recommendations about the finance structure of the company; financial planning; commitments, capital expenditures, investments, acquisitions and divestitures; operating plans; capital structure and hedging activities. The Finance Committee reviews and approves or recommends to the Board commitments, capital expenditures and financing transactions.

Personnel & Compensation Meetings in 2017: 8

The Personnel & Compensation Committee oversees our general compensation philosophy and practices, performs an annual review of our Chief Executive Officer and reviews and approves compensation programs for our executive officers. The Personnel & Compensation Committee reviews management succession plans and makes recommendations to the Board regarding election of officers.

Safety & Security Meetings in 2017: 5	The Safety & Security Committee oversees and consults with management on our customer, employee and aircraft operating safety and security, including reviewing safety and security programs.

    2018 PROXY STATEMENT    13

Governance Matters

Board Oversight of Risk Management

The Board of Directors has ultimate responsibility to oversee Delta’s enterprise risk management program (ERM). The Board discusses risk throughout the year, particularly when reviewing operating and strategic plans and when considering specific actions for approval. Depending on the nature of the risk, the responsibility for oversight of selected risks may be delegated to appropriate committees of the Board of Directors, with material findings reported to the full Board. Delegations of risk oversight by the Board include:

•	The Audit Committee reviews the ERM framework at the enterprise level; reviews management’s process for identifying, managing and assessing risk; oversees the management of risks related to the integrity of the consolidated financial statements, internal control over financial reporting, the internal audit function, and legal and regulatory matters. In addition, the Board delegated to the Audit Committee oversight of a 2016 technology outage, and the Committee’s oversight was expanded in 2017 to cover risks related to information technology systems and operations, including cybersecurity. Previously, oversight over cybersecurity matters was delegated to the Safety & Security Committee.

•	The Finance Committee oversees the management of risks related to aircraft fuel price and fuel hedging; foreign currency and interest rate hedging; Delta’s financial condition and capital structure; its financing, acquisition, divesture and investment transactions and related matters.

•	The Personnel & Compensation Committee reviews risks related to management succession and Delta’s executive compensation program and related matters.

•	The Corporate Governance Committee reviews risks related to Board of Directors’ succession and Delta’s corporate governance and related matters.

•	The Safety & Security Committee oversees the management of risks related to customer, employee, aircraft and airport operating safety and security and related matters.

Delta’s enterprise risk management process continues to evolve. A management level, cross-divisional council, the Delta Risk, Privacy, and Compliance Council (DRPCC), meets quarterly and includes the Chief Financial Officer, Chief Information Officer, Chief Legal Officer, Controller, and Vice President — Internal Audit, among others. The council is responsible for the following: setting risk tolerance levels; defining organizational responsibilities for risk management; determining significant risks to Delta; developing risk mitigation and management strategies based on Delta’s risk tolerance levels; and monitoring the business to determine that risk mitigation activities are in place and operating. Delta’s Corporate Audit department opines annually on the effectiveness of the ERM program.

The Board of Directors believes that Delta’s leadership structure, combined with the roles of the Board, its committees, and the DRPCC, provides the appropriate leadership for effective risk oversight.

Board of Directors Succession

The Board of Directors selects individuals with proven skills and experience to assist management in operating Delta’s business. On behalf of the Board, the Corporate Governance Committee regularly reviews the mix of directors and skills on the Board. It seeks to establish a pipeline of potential Board members to refresh the Board from time to time and fill roles that will be open due to director retirements. It seeks directors with new and diverse perspectives and experiences in areas that are important to Delta, taking into account changes in our industry, the views of our investors, the business environment, our operations and strategy. The attributes and experience the Board believes to be important for potential Board members are listed beginning on page 15. From 2015 to present, we added five new Board members and six Board members retired, not including Mr. Foret, who will retire at the annual meeting.

Board and Committee Evaluation Process

For many years our Board of Directors and each of its committees have annually engaged in comprehensive self-assessments. The Corporate Governance Committee oversees the evaluation process, and the Board re-examines the process each year. For the 2017 evaluation, the Chief Legal Officer spoke individually with each Board member to discuss specific topics, such as Board and committee operations, issues of importance to the Board for 2018, strategic planning and succession planning and attributes of new directors, and to obtain his or her assessment of Board and committee performance. The responses to the self-assessments are compiled and discussed with the full Board of Directors and the Board committees. The Chairman of the Board and the chairs of the committees address follow-up matters with management or Board members.

14    2018 PROXY STATEMENT

Proposal 1 — Election of Directors

General

All Delta directors are elected annually. At the annual meeting, each director will be elected by the vote of a majority of the votes cast. This means the number of votes cast “for” a director must exceed 50% of the votes cast with respect to that director (excluding abstentions). Each director elected will hold office until the next annual meeting of shareholders and the election of his or her successor.

Delta’s Bylaws provide that any director not elected by a majority of the votes cast at the annual meeting must offer to tender his or her resignation to the Board of Directors. The Corporate Governance Committee will make a recommendation to the Board of Directors whether to accept the resignation. The Board of Directors will consider the recommendation and publicly disclose its decision within 90 days after the certification of the election results.

Board Retirements

No outside director may stand for re-election after age 72, subject to a limited discretionary exception. As a result, director Mickey Foret will retire at the annual meeting on June 29, 2018.

Information About Nominees

The Board of Directors recommends a vote FOR the following nominees:

(1) Edward H. Bastian	(7) Michael P. Huerta
(2) Francis S. Blake	(8) Jeanne P. Jackson
(3) Daniel A. Carp	(9) George N. Mattson
(4) Ashton B. Carter	(10) Douglas R. Ralph
(5) David G. DeWalt	(11) Sergio A. L. Rial
(6) William H. Easter III	(12) Kathy N. Waller

All of the nominees are currently serving on the Board of Directors. The Board of Directors believes each nominee for director will be able to stand for election. If any nominee becomes unable to stand for election, the Board may name a substitute nominee or reduce the number of directors. If a substitute nominee is chosen, the directors designated to vote the proxies will vote FOR the substitute nominee.

Delta, the Air Line Pilots Association, International, the collective bargaining representative for Delta pilots (ALPA), and the Delta Master Executive Council, the governing body of the Delta unit of ALPA (Delta MEC), have an agreement whereby Delta agrees (1) to cause the election to the Board of Directors of a Delta pilot designated by the Delta MEC who is not a member or officer of the Delta MEC or an officer of ALPA (Pilot Nominee); (2) at any meeting of shareholders at which the Pilot Nominee is subject to election, to re-nominate the Pilot Nominee or nominate another qualified Delta pilot designated by the Delta MEC to be elected to the Board of Directors and to use its reasonable best efforts to cause such person to be elected to the Board; and (3) in the event of the Pilot Nominee’s death, disability, resignation, removal or failure to be elected, to elect promptly to the Board a replacement Pilot Nominee designated by the Delta MEC to fill the resulting vacancy. Pursuant to this provision, the Delta MEC has designated Douglas R. Ralph to be nominated for election to the Board at the annual meeting.

The compensation of Mr. Ralph as a Delta pilot is determined under the collective bargaining agreement between Delta and ALPA. During 2017, Mr. Ralph received $421,445 in compensation (which includes: $329,363 in flight earnings, $56,082 in shared rewards/profit sharing payments and $36,000 in Delta contributions to a defined contribution plan). As a Delta pilot, Mr. Ralph is not separately compensated for his service as a director.

Delta believes each nominee for the Board of Directors has a reputation for integrity, honesty and adherence to high ethical standards; demonstrated business acumen and the exercise of sound judgment; and a track record of service as a leader in business or governmental settings. In addition to these traits, Delta believes it is important for directors and nominees for director to have experience in one or more of the following areas:

•	Chief executive or member of senior management of a large public or private company or in a leadership position in a governmental setting

•	Airline or other transportation industries

    2018 PROXY STATEMENT    15

Proposal 1 — Election of Directors

•	Marketing

•	Finance and/or accounting

•	Risk management

•	Energy industry

•	International business

•	Information technology

•	Global security and government affairs

•	Board member of a large public or private company

The Board of Directors has fixed the size of the Board at twelve members effective at the annual meeting. We provide information below about each nominee for director, including the experience that led the Board of Directors to conclude the nominee should serve as a director of Delta.

Edward H. Bastian Age: 60 Joined Delta’s Board: February 5, 2010

Mr. Bastian is the Chief Executive Officer of Delta. Previously, he served as President of Delta from 2007 to May 2016 and President of Delta and Chief Executive Officer of Northwest Airlines, Inc. from 2008 to 2009. Mr. Bastian was also Chief Financial Officer of Delta from 2007 to 2008; Executive Vice President and Chief Financial Officer of Delta from 2005 to 2007; Chief Financial Officer of Acuity Brands from June 2005 to July 2005; Senior Vice President —Finance and Controller of Delta from 2000 to 2005 and Vice President and Controller of Delta from 1998 to 2000.

Qualifications: Mr. Bastian has over sixteen years of experience as a Delta officer, including serving as Delta’s Chief Executive Officer, President, Chief Financial Officer, Chief Restructuring Officer during its Chapter 11 bankruptcy proceeding and Northwest Airlines, Inc.’s Chief Executive Officer after the merger. Mr. Bastian’s accounting and finance background provides financial and strategic expertise to the Board of Directors.

Directorships: Grupo Aeroméxico, S.A.B. de C.V.; GOL Linhas Aereas Inteligentes, S.A. (2012-2016)

Affiliations: Member, Board of Woodruff Arts Center

Francis S. Blake Age: 68 Joined Delta’s Board: July 25, 2014 Committees: Audit; Corporate Governance (Chair); Personnel & Compensation

Mr. Blake is the non-executive Chairman of Delta’s Board of Directors and previously served as the lead director of Delta’s Board from May 2016 to October 2016. He served as the Chairman of The Home Depot from 2007 until his retirement in February 2015. He was the Chief Executive Officer of The Home Depot from 2007 to November 2014 and previously served as Vice Chairman of the Board of Directors and its Executive Vice President. He joined The Home Depot in 2002 as Executive Vice President — Business Development and Corporate Operations. Mr. Blake was previously the deputy secretary for the U.S. Department of Energy and served in a variety of executive positions at General Electric Company, including as Senior Vice President, Corporate Business Development in charge of all worldwide mergers, acquisitions and dispositions.

Qualifications: Mr. Blake has extensive experience as the Chairman and Chief Executive Officer of a complex retail organization and prior leadership positions in business and government. He has also served on boards of directors of public companies in the energy industry. At other public companies, Mr. Blake has experience as a member of the audit and governance committees.

Directorships: Macy’s, Inc.; The Procter & Gamble Company

Affiliations: Member, Board of Georgia Aquarium; Member, Board of Grady Hospital; Member, Board of Agnes Scott College

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Proposal 1 — Election of Directors

Daniel A. Carp Age: 70 Joined Delta’s Board: April 30, 2007 Committees: Corporate Governance; Finance; Personnel & Compensation (Chair)

Mr. Carp served as non-executive Chairman of Delta’s Board of Directors from 2007 until May 2016. He was Chief Executive Officer and Chairman of the Board of Eastman Kodak Company from 2000 to 2005. Mr. Carp was President of Eastman Kodak Company from 1997 to 2003.

Qualifications: Mr. Carp has substantial business experience as Chairman and Chief Executive Officer of a multinational public company in the consumer goods and services sector, where he was employed for over 35 years. As a member of the boards of directors of large public companies other than Delta, Mr. Carp has experience on audit, compensation, finance and governance committees.

Directorships: Norfolk Southern Corporation; Texas Instruments Inc.

Ashton B. Carter Age: 63 Joined Delta’s Board: October 23, 2017 Committees: Audit; Safety & Security

Secretary Carter is Director of the Belfer Center for Science and International Affairs at Harvard Kennedy School and an Innovation Fellow at MIT. Secretary Carter served as U.S. Secretary of Defense from 2015 to 2017. He served as Senior Executive at the Markle Foundation and a Fellow at Stanford University from 2014 to 2015. In prior service in the Department of Defense, Mr. Carter served as Deputy Secretary of Defense from 2011 to 2013, functioning as the department’s chief operating officer, and as Undersecretary of Defense of Acquisition, Technology and Logistics from 2009 to 2011. Mr. Carter served as the Chair of the International and Global Affairs Faculty and Professor of Science at Harvard from 2000 to 2009.

Qualifications: Secretary Carter has substantial experience in government and security matters, having served directly and indirectly under 11 Secretaries of Defense in both Democratic and Republican administrations. As Secretary of Defense, Secretary Carter managed a complex and diverse organization. Secretary Carter was recommended to the Board’s Corporate Governance Committee as a new director by a third party search firm.

Affiliations: Board Member, Council on Foreign Relations; Fellow, American Academy of Arts and Sciences; International Institute for Strategic Studies; National Committee on U.S.-China Relations

David G. DeWalt Age: 54 Joined Delta’s Board: November 22, 2011 Committees: Audit; Safety & Security (Vice Chair, expected to become Chair upon Mr. Foret’s retirement)

Mr. DeWalt most recently served as the Executive Chairman of FireEye, Inc., a global network cyber security company. Mr. DeWalt served as FireEye’s Chief Executive Officer from November 2012 to June 2016 and Chairman of the Board from June 2012 to January 2017. Mr. DeWalt was President and Chief Executive Officer of McAfee, Inc., a security technology company, from 2007 until 2011 when McAfee, Inc. was acquired by Intel Corporation. From 2003 to 2007, Mr. DeWalt held executive positions with EMC Corporation, a provider of information infrastructure technology and solutions, including serving as Executive Vice President and President-Customer Operations and Content Management Software.

Qualifications: Mr. DeWalt has substantial expertise in the information technology security industry and has strategic and operational experience as the former Chief Executive Officer of FireEye, Inc. and former Chief Executive Officer of McAfee, Inc. As a member of the boards of directors of public companies other than Delta, Mr. DeWalt has served on the audit and compensation committees.

Directorships: Five9, Inc.; Forescout Technologies, Inc.; FireEye, Inc. (2012-2017); Jive Software, Inc. (2011-2013); Polycom Inc. (2005-2013)

Affiliations: National Security & Technology Advisory Committee

    2018 PROXY STATEMENT    17

Proposal 1 — Election of Directors

William H. Easter III Age: 68 Joined Delta’s Board: December 3, 2012 Committees: Audit (Chair); Corporate Governance; Safety & Security

Mr. Easter was Chairman, President and Chief Executive Officer of DCP Midstream, LLC (formerly Duke Energy Field Services, LLC) from 2004 until his retirement in 2008. Previously employed by ConocoPhillips for 32 years, Mr. Easter served as Vice President of State Government Affairs from 2002 to 2004 and as General Manager of the Gulf Coast Refining, Marketing and Transportation Business Unit from 1998 to 2002.

Qualifications: Mr. Easter has over 36 years of leadership and operational experience in natural gas, crude oil and refined product supply, transportation, refining and marketing with ConocoPhillips and DCP Midstream LLC. Additionally, Mr. Easter has experience as a member of the boards of directors of other public companies where he served on the audit, corporate governance, compensation and finance committees. Since his retirement from DCP Midstream, LLC, Mr. Easter has been involved in private investments.

Directorships: Concho Resources, Inc.; Grupo Aeroméxico, S.A.B. de C.V.; BakerHughes, Inc. (2014-2017)

Affiliations: Member, Board of Memorial Hermann Health System, Houston, Texas

Michael P. Huerta Age: 61 Joined Delta’s Board: April 20, 2018 Committees: Audit; Safety & Security

Mr. Huerta is a Senior Advisor to Macquarie Capital. Mr. Huerta recently completed a five-year term as Administrator of the Federal Aviation Administration (FAA). Before being named as Administrator, Mr. Huerta served as Acting Administrator of the FAA from 2011 to 2013 and FAA Deputy Administrator from 2010 to 2011. Mr. Huerta served as Executive Vice President and Group President of the Transportation Solutions Group at Affiliated Computer Services, Inc. (now Conduent) from 2008 to 2009 and Senior Vice President and Managing Director, Transportation Solutions of ACS Government Solutions from 2002 to 2008.

Qualifications: As head of the FAA, Mr. Huerta led a complex organization that is responsible for the safety and efficiency of civil aviation in the U.S. Throughout his career, he has held key transportation industry roles in both the public and private sectors. Mr. Huerta was recommended to the Board’s Corporate Governance Committee as a new director by a third party search firm.

Affiliations: Fellow of the Royal Aeronautical Society

Jeanne P. Jackson Age: 66 Joined Delta’s Board: January 25, 2017 Committees: Finance; Personnel & Compensation

Ms. Jackson retired as senior strategic advisor to the chief executive officer of NIKE, Inc. effective August 2017. She served as NIKE’s President, Product and Merchandising from July 2013 until April 2016 and President, Direct to Consumer from 2009 until July 2013. Ms. Jackson joined the NIKE Executive team in 2009 after serving on its Board of Directors for eight years. She founded and served as the Chief Executive Officer of MSP Capital, a private investment company from 2002 to 2009, and has resumed the role since retiring from NIKE. Ms. Jackson served as Chief Executive Officer of Walmart.com, a private e-commerce enterprise, from 2000 to 2002. Ms. Jackson previously served in various leadership positions at Gap Inc., Victoria’s Secret, Saks Fifth Avenue and Federated Department Stores, Inc., all clothing retailers, and Walt Disney Attractions, Inc., the theme parks and vacation resorts division of The Walt Disney Company.

Qualifications: Ms. Jackson has extensive experience as a senior executive for a major consumer retailer, with expertise in consumer product and direct to consumer marketing. She has also served on boards of directors of public companies in the consumer product industry.

Directorships: McDonald’s Corporation; Kraft Heinz Company

Affiliations: United States Ski & Snowboard Association

18    2018 PROXY STATEMENT

Proposal 1 — Election of Directors

George N. Mattson Age: 52 Joined Delta’s Board: October 1, 2012 Committees: Corporate Governance; Finance (Chair); Personnel & Compensation

Mr. Mattson served as a partner and co-head of the Global Industrials Group in Investment Banking at Goldman, Sachs & Co. from 2002 through August 2012, where he served in a variety of positions from 1994 to 2002. Mr. Mattson is a private investor focused on acquiring and building middle market businesses.

Qualifications: Mr. Mattson has experience in the areas of mergers and acquisitions, corporate finance and capital markets. In addition, Mr. Mattson has knowledge of the airline industry and other global industries acquired during his 18 years at Goldman, Sachs & Co., including as co-head of the Global Industrials Group in Investment Banking, which had responsibility for a diverse set of industry sectors, including companies in the transportation industry. Since his retirement from Goldman Sachs, Mr. Mattson has been involved in acquiring and growing middle market industrial businesses.

Directorships: Air France KLM Group

Affiliations: Chair of the Board of Visitors of the Pratt School of Engineering at Duke University; Advisory Board, Star Mountain Capital; Advisory Board, Comvest Partners

Douglas R. Ralph Age: 63 Joined Delta’s Board: June 25, 2015 Committees: Finance; Safety & Security

Mr. Ralph has been a Delta pilot since 1991 and is currently a Captain of a Boeing 767ER aircraft. He was an active duty pilot in the U.S. Marine Corps for six years prior to joining Delta. He was then a pilot in the U.S. Naval Reserves for 17 years, retiring with the rank of Captain in 2001. Mr. Ralph has been designated by the Delta MEC as the Pilot Nominee. Prior to joining the Board of Directors, Mr. Ralph was the Chair of the Investor Relations Committee of the Delta MEC and also served on a Government Affairs Committee for the Delta MEC.

Qualifications: As a pilot designated by the Delta MEC to serve on the Board of Directors, Mr. Ralph provides a unique perspective into the airline industry and related labor relations matters.

Sergio A. L. Rial Age: 57 Joined Delta’s Board: December 9, 2014 Committees: Finance; Personnel & Compensation

Mr. Rial has been Chief Executive Officer since January 2016 of Banco Santander Brazil, the third largest private bank in Brazil and a member of Santander Group, the largest bank in the Eurozone. Mr. Rial served as Chairman of Banco Santander Brazil from February 2015 until January 2016. From 2012 to February 2015, Mr. Rial was Chief Executive Officer of Marfrig Global Foods, one of the world’s largest meat companies with operations in Brazil and 15 other countries. Prior to joining Marfrig in 2012, Mr. Rial served in various leadership capacities with Cargill, Inc., a Minneapolis-based global provider of food, agriculture, financial and industrial products and services. At Cargill, Mr. Rial served as Chief Financial Officer from 2009 to 2011 and Executive Vice President from 2011 to 2012. He was also a member of Cargill’s board of directors from 2010 to 2012. From 2002 to 2004, Mr. Rial was a senior managing director and co-head of the Investment Banking Division at Bear Stearns & Co. in New York after serving at ABN AMRO Bank for 18 years.

Qualifications: Mr. Rial has experience as a chief executive officer in global business, particularly in the key market of Latin America, and has extensive financial experience as a chief financial officer of a global corporation. He has also served on boards of directors of public companies in the food and agricultural industry.

Directorships: Banco Santander (Brazil) S.A.; Cyrela Brazil Realty S.A. (2010-2015); The Mosaic Company (2010-2011)

Affiliations: Co-Chair of the Latin America Conservation Council (The Nature Conservancy)

    2018 PROXY STATEMENT    19

Proposal 1 — Election of Directors

Kathy N. Waller Age: 60 Joined Delta’s Board: July 24, 2015 Committees: Audit; Corporate Governance; Safety & Security

Ms. Waller has been the Executive Vice President and Chief Financial Officer of The Coca-Cola Company since 2014. Effective May 1, 2017, Ms. Waller assumed responsibility for Coca-Cola’s strategic governance area as Executive Vice President, Chief Financial Officer and President, Enabling Services. Ms. Waller joined Coca-Cola in 1987 as a senior accountant and has assumed roles of increasing responsibility during her career, including Vice President, Finance and Controller.

Qualifications: Ms. Waller has extensive financial experience with a global business enterprise, including her role as Chief Financial Officer. Ms. Waller’s accounting and finance background provides financial and strategic expertise to the Board of Directors.

Directorships: Monster Beverage Corporation; Coca-Cola FEMSA, S.A.B. de C.V. (2015-2017)

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Beneficial Ownership of Securities

Directors, Nominees for Director and Executive Officers

The following table sets forth the number of shares of Delta common stock beneficially owned as of April 20, 2018, by each director and director nominee, each person named in the Summary Compensation Table in this proxy statement, and all directors and executive officers as a group. Unless otherwise indicated by footnote, the owner exercises sole voting and investment power over the shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)
Directors:
Edward H. Bastian	709,817	(2)
Francis S. Blake	36,570
Daniel A. Carp	66,603
Ashton B. Carter	3,350
David G. DeWalt	48,070
William H. Easter III	44,520
Mickey P. Foret	78,548
Michael P. Huerta	3,160
Jeanne P. Jackson	6,450
George N. Mattson	84,010
Douglas R. Ralph	1,000
Sergio A.L. Rial	10,981
Kathy N. Waller	10,700
Named Executive Officers:
Glen W. Hauenstein	276,456	(2)
W. Gil West	146,827
Paul A. Jacobson	417,233	(2)(3)
Peter W. Carter	93,832
Directors and Executive Officers as a Group (21 Persons)	2,323,677	(2)

(1)	Each of the individuals listed in the table and the directors and executive officers as a group beneficially owned less than 1% of the shares of common stock outstanding on April 20, 2018.

(2)	Includes the following number of shares of common stock which a director or named executive officer has the right to acquire upon the exercise of stock options that were exercisable as of April 20, 2018, or that will become exercisable within 60 days after that date:

Name	Number of Shares
Edward H. Bastian	407,874
Glen W. Hauenstein	41,304
W. Gil West	27,380
Paul A. Jacobson	20,860
Peter W. Carter	13,300
Directors & Executive Officers as a Group	559,585

(3)	Includes 19,000 shares held by a family foundation, of which Mr. Jacobson and his wife are the trustees.

    2018 PROXY STATEMENT    21

Beneficial Ownership of Securities

Beneficial Owners of More than 5% of Voting Stock

The following table provides information about the following entities known to Delta to be the beneficial owner of more than five percent of Delta’s outstanding common stock as of April 20, 2018.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class
Berkshire Hathaway Inc. 3555 Farnam Street Omaha, NE 68131	53,110,395	(1)	7.6%
The Vanguard Group 100 Vanguard Blvd Malvern, PA 19355	42,814,355	(2)	6.1%

(1)	Based on Schedule 13G/A filed February 14, 2018, in which Berskshire Hathway Inc. reported that, as of December 31, 2017, it had shared voting and dispositive power over all of these shares.

(2)	Based on Schedule 13G/A filed February 9, 2018, in which The Vanguard Group reported that, as of December 31, 2017, it had sole voting power over 767,767 of these shares and sole dispositive power over all of these shares.

22    2018 PROXY STATEMENT

Executive Compensation

Compensation Discussion and Analysis

This section of the proxy statement describes the compensation of our named executive officers for 2017. It also discusses how our executive compensation program reflects our compensation philosophy and objectives, including the importance of linking pay to performance.

2017 Named Executive Officers
Edward H. Bastian	Chief Executive Officer
Glen W. Hauenstein	President
W. Gil West	Senior Executive Vice President & Chief Operating Officer
Paul A. Jacobson	Executive Vice President & Chief Financial Officer
Peter W. Carter	Executive Vice President & Chief Legal Officer and Corporate Secretary

Executive Summary

Our performance in 2017. As the following key accomplishments illustrate, Delta delivered solid results for our people, customers and shareholders in 2017, while also making significant investments in our future. As we look to 2018 and beyond, our focus is on delivering sustainable financial results, a high-quality customer experience and industry-leading operational results by leveraging our five key competitive differentiators:

•	Our people and our culture

–	Our people and our culture are the foundation of our success. We know that if we take good care of our people, they will take good care of our customers, which will result in value returned to our shareholders. Examples of our employee commitment are discussed below.

–	Our culture also involves giving back to the communities we serve as well as serving important global initiatives. In 2017, Delta and The Delta Air Lines Foundation contributed over $40 million as part of our annual commitment to give one percent of net income to key charitable organizations. We also have been recognized as a national leader in our commitment to anti-human trafficking efforts, which includes continuing to train our front-line employees to help identify and report suspected instances of human trafficking.

–	Our culture and the efforts of our people are being acknowledged. We have received recognition from leading organizations and publications, including being named, for the seventh time in eight years, Fortune’s Most Admired Airline, and won numerous airline industry awards, including ranking No. 1 in Business Travel News Annual Airline Survey for an unprecedented seven consecutive years.

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Executive Compensation

•	Our network

–	Our domestic network is optimally structured to capture premium revenue. Delta holds a significant market share in our four interior hubs (Atlanta, Minneapolis, Detroit and Salt Lake City), providing a balanced footprint between the East and West coasts. Our uniquely positioned domestic network supports our upgauging strategy, which is expected to lead to improved profit margins.

–	Through the development of global relationships, we are expanding our international network with strong alliances in Europe, Latin America, Asia, Australia and Canada. In 2017, we acquired a ten percent equity stake in Air France-KLM and completed the acquisition of a 49% ownership interest in Grupo Aeroméxico, signed a joint venture agreement with Korean Air and announced plans for a joint venture with WestJet.

•	Our industry-leading operational reliability

–	We continued our focus on operational reliability. In 2017, we achieved 242 days of zero mainline cancellations and 90 “brand perfect days” with no cancellations of any Delta or Delta Connection flight — a 10% increase from 2016. These results led to Delta’s recognition by FlightGlobal as the most on-time global airline — a first for a U.S. airline.

•	Our customer brand and loyalty

–	Our investments in the customer experience are driving results. During 2017, we achieved record customer satisfaction levels, with higher domestic and international net promoter scores.

–	By offering our customers more choice through Branded Fares, including First Class upsell, Comfort+, Preferred Seats and Basic Economy combined, we generated nearly $2 billion of revenue in 2017.

•	Our investment grade balance sheet

–	Our debt reduction efforts (more than $9 billion since 2009) have resulted in reducing our annual interest expense by approximately $900 million and achieving investment grade credit ratings from all three credit rating agencies in 2017.

–	We generated $6.8 billion of adjusted operating cash flow in 2017. In addition to reducing our combined debt and pension levels by $1 billion, we reinvested $3.6 billion in aircraft, facilities and technology. See “Supplemental Information about Financial Measures” on page 59 for reconciliations of non-GAAP measures and the reasons we use them.

–	In 2017, we returned $2.4 billion to our shareholders through dividend and share repurchases and announced our fourth 50% dividend increase in as many years. Since 2013, we have returned nearly $10 billion to shareholders and have reduced our outstanding shares by 18%.

Our employee commitment. Delta’s employees are critical to our success. Our strong financial, operational and customer service results in 2017 would not have been possible without the dedication and determination of our people. During 2017, we continued our commitment to promoting a culture of open, honest and direct communications, making Delta a great place to work, and building an environment that encourages diversity, integrity and respect. Key actions in 2017 include:

•	Paying $1.1 billion in February 2018 under the Profit Sharing Program in recognition of the achievements of our employees in meeting Delta’s financial targets in 2017 — the fourth consecutive year our employees received payouts exceeding $1 billion.

•	Awarding $77 million under Delta’s broad-based shared rewards program (Shared Rewards Program) based on the hard work of our employees in meeting key operational performance goals during 2017. In addition to measuring on-time arrival, baggage handling and flight completion factors, a net promoter score factor was added to the Shared Rewards Program in 2017, recognizing that superior performance by our front-line employees directly affects customer satisfaction.

•	Contributing over $4.4 billion to Delta’s broad-based defined contribution and defined benefit retirement plans. This included more than $2 billion in excess contributions to our defined benefit plans, which resulted in our pensions being at their highest funding level in ten years.

•	Increasing total company contributions to a maximum of 9% of an employee’s eligible earnings under our broad-based ground and flight attendant 401(k) plan.

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Executive Compensation

•	Investing over $11 billion in our people, which includes salaries, pension funding, health and welfare benefits, 401(k) plan contributions, the Profit Sharing and Shared Rewards Programs, training and travel benefits.

In addition to these significant investments, we strive to make Delta a great place to work by listening to our employees so we can provide programs and resources that enhance their engagement, help them deepen their skill sets and further their careers at Delta. We are committed to creating a diverse and inclusive workforce, empowering professional growth and development and investing in our employees’ health, emotional and financial wellness. We are also committed to internal pay parity based on role, qualifications, experience and merit.

These efforts have been recognized internally and externally. In a 2017 employee survey in which more than 46,000 Delta people participated, 87% said their workplace was “a great place to work” and 88% felt a sense of pride when looking at what the company has accomplished. In 2018, Delta was named to Fortune’s 100 Best Companies to Work For list for the second time. This was in addition to being named a Best Place to Work in 2018 in Glassdoor’s Employees’ Choice Awards for the third straight year, a Best Place to Work for LGBT Equality from the Human Rights Campaign, and ranked 15 among the 50 Best Companies for Diversity (2017) and ranked 10 among the Best Workplaces for Women from Great Place to Work in partnership with Fortune.

Talent Planning and Development. Talent planning and development are important at all levels within Delta — from the executive ranks to our overall workforce. The Personnel & Compensation Committee has made this effort a high priority in 2017 to ensure that future transitions are as successful as our Chief Executive Officer transition in 2016. The Board of Directors is regularly updated on key talent indicators for our leaders, including diversity, recruiting and development programs. In addition, Board members interact with potential future leaders through formal presentations and informal events.

Pay for performance. Pay for performance is the foundation of our compensation philosophy for all employees. Our executive compensation program places a substantial portion of total compensation for 2017 at risk: 94% of the Chief Executive Officer’s and 90% of the other named executive officers’ total compensation. Furthermore, the majority of total compensation is paid in the form of Delta stock, which, together with our stock ownership and retention guidelines, aligns the interests of management to those of shareholders. We believe our shareholders recognize this alignment as shown by the significant approval of our executive compensation program through an advisory vote at our last seven annual meetings.

2017 Compensation Mix (at target)
CEO	Other Named Executive Officers

The Personnel & Compensation Committee sets stretch performance goals under our annual and long-term incentive plans to drive Delta’s business strategy and to deliver value to our shareholders. Consistent with these principles:

•	The vast majority of the compensation opportunity for the named executive officers is earned contingent upon Delta’s achieving its financial, operational, revenue and customer service goals and stock price performance.

–	Based on our strong performance in a challenging revenue environment in 2017 we paid out 132.47% of target under our annual incentive plan and 185.79% of target under the 2015 Long-Term Incentive Program.

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Executive Compensation

•	The Personnel & Compensation Committee designs our incentive plans to closely align the interests of management with frontline employees by using many of the same financial, operational and, beginning in 2017, customer service performance measures in both our executive and broad-based employee compensation programs. Plus, we have structured both our annual and long-term incentive plans to condition the satisfaction of certain elements on whether Delta people receive payment under the Profit Sharing Program for the year.

2017 compensation decisions. The following changes, which are discussed further below, were made to our executive compensation program in 2017:

•	Following an in-depth assessment of the performance measures used in our annual and long-term incentive plans, the Personnel & Compensation Committee approved several changes to the performance measures used in our 2017 incentive plans, including the addition of a relative total shareholder return measure.

•	The Personnel & Compensation Committee expanded the recipients of performance stock options under the long-term incentive program beyond the Chief Executive Officer to include all named executive officers as well as officers at or above the Senior Vice President level.

•	The Personnel & Compensation Committee approved an increase in Mr. West’s target award opportunity under the long-term incentive program to recognize the scope of his position and reward his leadership in the achievement of our outstanding operational reliability.

Corporate governance and compensation practices. Our executive compensation program reflects corporate governance policies and compensation practices that are transparent, consistent with best practices and aligned with the interests of our shareholders, customers and people. The executive compensation practices we consider instrumental in driving company performance while mitigating risk, as well as practices we avoid, are illustrated in the following chart:

Our Compensation Practices:

☑  Compensation clawback policy applicable to all officers

☑  Stock ownership and retention guidelines for executive officers and directors

☑  Equity award grant policy that establishes objective, standardized criteria for the timing of equity award grants

☑  “Double trigger” vesting of incentive awards upon a change in control

☑  Anti-hedging and anti-pledging policy

☑  Equity compensation plan that:

¡  prohibits repricing, cash buyouts and share recycling of stock options and stock appreciation rights

¡  requires a one-year minimum vesting period for performance-based awards

☑  Full disclosure of incentive plan performance measures

☑  Engagement with institutional investors regarding our executive compensation program

☒  No excise tax reimbursement for payments made in connection with a change in control

☒  No loss on sale for residence relocation protection for named executive officers

☒  No employment contracts

☒  No supplemental executive retirement or deferred compensation plans

☒  No company-provided:

¡    personal club memberships

¡    executive life insurance

¡    home security

¡    financial planning

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Executive Compensation

Say on Pay Voting Results

At our 2017 annual meeting, we asked shareholders for a non-binding “say on pay” advisory vote to approve the 2016 compensation of the named executive officers as disclosed in the prior year’s proxy statement. Similar to previous years, the holders of over 97% of the shares represented and entitled to vote at the 2017 annual meeting voted for approval of the compensation of the named executive officers. The Personnel & Compensation Committee took these results into account by continuing to emphasize our pay for performance philosophy utilizing challenging performance measures that provide incentives to deliver value to our shareholders.

Administration of the Executive Compensation Program

Personnel & Compensation Committee. The Personnel & Compensation Committee oversees the development of, reviews and approves the executive compensation program to ensure that it is designed to link pay with company performance. In this role, the Personnel & Compensation Committee administers and approves the design and terms of the annual and long-term incentive compensation plans and establishes the compensation of the Chief Executive Officer and other executive officers.

Compensation Consultant. In 2017, after considering the six factors provided under the NYSE listing standards and Item 407(e)(3)(iii) of SEC Regulation S-K, the Personnel & Compensation Committee retained Meridian Compensation Partners, LLC (Meridian) as its executive compensation consultant for the fifth consecutive year. In this role, Meridian provides advice regarding Delta’s executive compensation strategy and programs, the compensation of the Chief Executive Officer and other executive officers, evolving industry practices and also provides market information and analysis regarding the competitiveness of our program design. Meridian meets regularly with the Personnel & Compensation Committee in executive session without management. Meridian also serves as independent compensation consultant to the Corporate Governance Committee to provide advice regarding, and benchmarking of, Delta’s compensation for the non-executive Chairman of the Board and non-employee directors. Meridian provides no other services to Delta; it may, however, work directly with management on behalf of the Personnel & Compensation Committee, but this work is always under the control and supervision of the Personnel & Compensation Committee. The Personnel & Compensation Committee considered Meridian’s advice when determining executive compensation plan design and award levels in 2017.

Management. Under the supervision of the Personnel & Compensation Committee, Delta’s human resources department is responsible for the ongoing administration of the executive compensation program. The Executive Vice President & Chief Human Resources Officer and her staff serve the Personnel & Compensation Committee and, in cooperation with the compensation consultant, prepare proposed compensation programs and policies for review by the Personnel & Compensation Committee at the request of the Personnel & Compensation Committee and the Chief Executive Officer. In addition, the Chief Executive Officer makes recommendations to the Personnel & Compensation Committee regarding the compensation of executive officers other than himself. The Chief Financial Officer and his staff evaluate the financial implications of executive compensation proposals and financial performance measures in incentive compensation arrangements. The Vice President — Corporate Audit confirms the proposed payouts to executive officers under our annual and long-term incentive plans are calculated correctly and comply with the terms of the applicable performance-based plan.

Executive Compensation Philosophy and Objectives

Our executive compensation philosophy is to achieve Delta’s short-term and long-term business goals, which we refer to as our Flight Plan, by closely linking pay to performance and aligning the interests of all Delta people with our customers and shareholders. Based on this philosophy, the Personnel & Compensation Committee develops the executive compensation program to promote a pay for performance culture which:

•	Places a substantial majority of total compensation at risk.

•	Directly supports our Flight Plan by utilizing challenging performance measures that provide incentives that deliver value to our customers and shareholders and drive payouts to frontline employees under our broad-based Profit Sharing and Shared Rewards Programs.

•	Provides compensation opportunities that assist in motivating and retaining existing talent and attracting new talent to Delta when needed.

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Executive Compensation

Performance Measure Selection

Consistent with our executive compensation philosophy, the Personnel & Compensation Committee selects performance measures to support our Flight Plan and to closely align the interests of the named executive officers with our key stakeholders. The performance measures included under our 2017 annual and long-term incentive plans are different under each plan and demonstrate how the Personnel & Compensation Committee incorporates the elements of our Flight Plan to incentivize performance that benefits our people, customers and shareholders.

The Personnel & Compensation Committee recognizes that the performance measures used under our annual and long-term incentive plans may need to change over time to reflect evolving priorities. Accordingly, the Personnel & Compensation Committee, together with company management and the compensation consultant, evaluates the performance measures used in our incentive plans each year to ensure that they are consistent with Delta’s long-term strategic plan, as well as our annual Flight Plan goals.

Our goals to maintain top-tier financial and operational performance, reduce our non-fuel costs and earn and maintain customer loyalty remained cornerstones of the 2017 Flight Plan. The Flight Plan also reflected Delta’s view of 2017 as a transition year to focus on returning to positive unit revenue growth and our emphasis on strengthening our global partnerships and alliances. As a result of this evaluation, changes were made to the performance measures under the 2017 annual and long-term incentive plans, as described below.

Annual Incentive Plan. The Personnel & Compensation Committee retained the same absolute financial and operational performance measures used in 2016. These measures are also utilized under the Profit Sharing and Shared Rewards Programs, thereby aligning the interests of Delta management with our people. Last year’s revenue measure, which was transitioned to the long-term incentive program, was replaced in 2017 by a relative financial performance measure —Delta’s pre-tax income margin measured relative to the composite performance of other airline peers.

•	Absolute Financial Measure. This measure — Delta’s pre-tax income — is based on business plan targets approved each year by the Board of Directors as part of Delta’s Annual Operating Plan, which is the underpinning of the Flight Plan.

•	Operational Measures. These measures — the Shared Rewards Program’s on-time arrival, baggage handling, flight completion and net promoter score goals, as well as on-time arrival and flight completion goals for our Delta Connection carriers — further our Flight Plan initiatives of sound operations and earning and maintaining customer preference and loyalty. Satisfaction of these measures (other than net promoter scores) are determined based on achievement of either internal goals or first place performance relative to airline peers.

•	Relative Financial Measure. This new measure — annual pre-tax income margin — compares our pre-tax income relative to our airline peers. In prior years, a relative margin measure (average annual operating margin) was included in our long-term incentive program. The Personnel & Compensation Committee determined that changing from operating to pre-tax margin better evaluates the results of our equity investments in our global partners. This underscores the Flight Plan objective of strengthening our global partnerships and alliances — a competitive differentiator from our peers.

Long-Term Incentive Program. The Personnel & Compensation Committee expanded the number of performance measures under the long-term incentive program to four by adding a relative total shareholder return measure. In addition, the Personnel & Compensation Committee retained and made adjustments to the customer service performance and return on invested capital performance measures and replaced the average annual operating income margin with the revenue performance measure previously included in our annual incentive plan — Total Revenue per Available Seat Mile (TRASM).

•	Total Revenue per Available Seat Mile. This measure is a unit revenue measure that includes revenue from our ancillary businesses and other revenue sources as well as passenger revenue, which encourages focus on developing distinctive approaches to achieving top-line revenue growth. By making this a long-term measure, it creates additional emphasis on disciplined capacity growth and revenue management.

•	Customer Service Performance. This measure, which is based on Delta’s domestic and international net promoter scores, further emphasizes the importance of earning and maintaining customer preference and loyalty. For 2017, the international component was restructured to individually measure the Trans-Atlantic, Trans-Pacific and Latin America regions. This change embraces the Flight Plan’s emphasis on our international operations.

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Executive Compensation

•	Return on Invested Capital. As one of our Flight Plan goals is to return our cost of capital, the Personnel & Compensation Committee believes it continues to be appropriate to use the return on invested capital performance measure. However, beginning in 2017, return on invested capital is being measured on an after-tax basis and will be calculated using gross (rather than net) debt. The Personnel & Compensation Committee made this change to dis-incentivize holding excess cash, which instead can be shared with shareholders through dividends and share repurchase programs.

•	Relative Total Shareholder Return. This performance measure compares our long-term total shareholder return relative to all other S&P 500 member companies. The Personnel & Compensation Committee made this addition as another way to measure one of the main pillars of our Flight Plan: delivering industry-leading financial results for our shareholders.

In setting the individual annual and long-term performance goals, the Personnel & Compensation Committee reviews our annual and long-term business plans and considers other factors including our past variance to targeted performance, our historical performance, economic and industry conditions and the performance of other airlines. In certain cases, this can result in lower targets from previous years. For example, the 2017 target for the Absolute Financial Measure under our annual incentive plan was lowered from 2016 after considering the impact of internal factors and anticipated market challenges, such as rising fuel prices. We set challenging, but realizable goals, including those that are realizable only as a result of exceptional performance, for the company and the named executive officers to drive the achievement of our short- and long-term objectives.

Compensation Decision Factors

The Personnel & Compensation Committee considers a number of factors, including competitive market data, internal equity, role and responsibilities, business and industry conditions, management succession planning and individual experience and performance in determining executive compensation. When making compensation decisions, the Personnel & Compensation Committee also reviews compensation “tally sheets” prepared by the compensation consultant. The tally sheets detail the total compensation and benefits for each executive officer, including the compensation and benefits the officer would receive under hypothetical termination of employment scenarios.

Comparative Market Data; Peer Group

Our peer group is composed of three major U.S. airlines and eighteen other companies with revenue and other business characteristics similar to Delta in the hotel/leisure, transportation/distribution, machinery/aerospace/defense and retail industries. The industries selected have aspects of operations that are similar to Delta, including revenue size, market capitalization, number of employees, operating margin and global presence. The Personnel & Compensation Committee, in consultation with the compensation consultant and company management, reviews and considers changes to the composition of our peer group annually. The Personnel & Compensation Committee continued to be satisfied with our peer group and made no changes to it in 2017. The companies in our peer group are:

Airlines:	American Airlines Group Inc.	Southwest Airlines Co.	United Continental Holdings, Inc.
Hotel/Leisure:	Carnival Corporation	Marriott International, Inc.
Transportation/ Distribution:	The Coca-Cola Company FedEx Corporation Norfolk Southern Corporation	PepsiCo, Inc. Sysco Corporation	Union Pacific Corporation United Parcel Service, Inc.
Machinery/ Aerospace/Defense:	The Boeing Company Honeywell International Inc.	L-3 Communications Corporation Textron Inc.	United Technologies Corporation
Retail:	Best Buy Co., Inc. The Home Depot, Inc.	Lowe’s Corporation	Target Corporation

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Executive Compensation

The following table shows that, compared to the peer group, Delta’s revenue is near the median and is below the median in market capitalization and with respect to its international operations as a percentage of revenue.

Peer Group	Revenue ($)(1)	Market Capitalization ($)(2)	International Operations as Percentage of Revenue (%)(3)
75th Percentile	63,525	105,559	43
Median	42,151	49,485	32
25th Percentile	21,240	31,644	20
Delta Air Lines	41,244	39,771	28

Source: Standard & Poors Research Insight®

(1)	Last 12 months from most recent quarter ended on or before December 31, 2017. In millions.

(2)	As of December 31, 2017. In millions.

(3)	As of the most recent fiscal year end.

We believe peer group data should be used as a point of reference, not as the sole factor in our executive officers’ compensation. In general, the Personnel & Compensation Committee’s objective is to bring target total direct compensation opportunities to be competitive with the peer group, with individual variation based on the individual’s role within Delta, performance and experience. Delta does not have a specific compensation target for each element of compensation, but historically has emphasized long-term and at-risk incentive opportunities over base salaries, which are a fixed cost.

When compared to these businesses, Delta’s total compensation opportunities in 2017 for the named executive officers group in aggregate are competitive with our peer group, and take into consideration the executives’ tenure, criticality of their roles to Delta’s success, company performance, succession planning and retention. As stated above, the Personnel & Compensation Committee uses this data as a point of reference, not as the determining factor in setting compensation.

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Executive Compensation

Elements of Compensation

Compensation elements for our executive officers include:

Component	Vehicle	Purpose	Key Characteristics
Base Salary	Cash	• Provides a fixed amount of compensation for performing day-to-day functions based on level of responsibility, experience and individual performance	• There is no set schedule for base salary increases. Increases are periodically provided based on competitive market data or in connection with an increase in responsibilities
Annual Incentive Plan	Cash (except in certain circumstances)	• Rewards short-term financial and operational performance on a relative and absolute basis using pre-established performance criteria that support the Flight Plan

•  Award targets are set as a percentage of base salaries

•  Award payment amounts will be limited if no profit sharing is paid to Delta employees; plus any amounts payable to executive officers will be paid in restricted stock with restrictions that do not lapse until a profit sharing payment is made (with certain exceptions)

Long-Term Incentive Program	A mix of Performance Awards, Performance Stock Options and Restricted Stock

•  Motivates management employees by linking incentives to our multi-year financial and customer service-related goals and rewarding long-term value creation measured by our stock price and return on capital

•  Aligns with interests of shareholders, facilitates executive officer stock ownership and encourages retention of our management employees

•  Performance awards are earned based on achievement of objective, pre-established performance measures over a three-year performance period payable to executive officers in stock

•  Performance stock options vest over a three-year period upon the achievement of performance measures linked to employees receiving a payout under the Profit Sharing Program

•  Restricted stock is subject to a three-year vesting period

Benefits	Health, Welfare and Retirement Benefit Plans	• Contributes to the attraction and retention of highly qualified executives with competitive benefit plans	• Participation in health, welfare and retirement benefit plans on the same terms as all Delta employees, except executives do not receive basic life insurance coverage

As shown previously in the compensation mix charts on page 25, at-risk compensation is the largest portion of the total compensation opportunity for the Chief Executive Officer and the other named executive officers. The Personnel & Compensation Committee believes this is the appropriate approach for aligning the interests of the named executive officers and shareholders.

Base Salary. The base salaries of our executive officers remain below the median of similarly-situated executives at companies in our peer group. None of our named executive officers received a salary increase in 2017.

Annual Incentives. The 2017 Management Incentive Plan (2017 MIP) links pay and performance by providing management employees with a compensation opportunity based on Delta’s achieving certain Flight Plan goals in 2017. It also aligns the interests of Delta management and employees because the goals that drive payouts under Delta’s Profit Sharing and Shared Rewards Programs are some of the metrics included in the 2017 MIP.

To provide further alignment between our executive officers and our people, the executive officers’ 2017 MIP awards are subject to the following conditions if there is no Profit Sharing Program payout to employees for 2017:

•	The actual MIP award, if any, is capped at the target award opportunity, even if Delta’s performance for operational and absolute financial goals meets or exceeds the maximum level.

•	Any awards earned by executive officers under the 2017 MIP are made in restricted stock, which will not vest until there is a payment under the Profit Sharing Program or under certain termination of employment scenarios.

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Executive Compensation

The following chart shows the performance measures for the named executive officers under the 2017 MIP and the actual performance for each measure in 2017. Payments under the 2017 MIP could have ranged from zero to 200% of the target award opportunity depending on the performance achieved.

Performance Measure	Performance Measure Weighting	Performance Levels			2017 Actual Performance	Percentage of Target Award Earned(1)
		Threshold (50% of Target Payout)	Target (100% of Target Payout)	Maximum (200% of Target Payout)
Absolute Financial	50%
Delta’s 2017 pre-tax income(2)		$5,895 million	$6,764 million	$7,619 million	$6,515 million	42.83%
Operational	25%
Number of monthly goals met under Shared Rewards Program	75%	21	28	35 or more	33	32.14%
Number of monthly goals met by Delta Connection Carriers	25%	9	14	19 or more	15	7.50%
Relative Financial	25%
Delta’s 2017 annual pre-tax income margin relative to composite performance of the Industry Group(3)		10.0%	12.0%	13.0%	13.4%	50.00%
					Total Percentage of Target Award Earned	132.47%

(1)  This column reflects the percentage of the target award earned after application of the performance measure weightings.

(2)  “Pre-tax income” as defined in Delta’s broad-based Profit Sharing Program, means Delta’s annual consolidated pre-tax income calculated in accordance with GAAP and as reported in Delta’s SEC filings, but excluding (a) asset write downs related to long-term assets; (b) gains or losses with respect to special, unusual, or nonrecurring items; and (c) expense accrued with respect to any employee profit sharing plan, program or similar arrangement.

(3)  For purposes of the 2017 MIP, the Industry Group consists of: Alaska Airlines, American Airlines, JetBlue Airways, Southwest Airlines and United Airlines.

The target award opportunities under the 2017 MIP are expressed as a percentage of the participant’s base salary. The Personnel & Compensation Committee determined the target award opportunities taking into consideration the peer group comparison, the Chief Executive Officer’s recommendations for executive officers other than himself and input from the compensation consultant. The Personnel & Compensation Committee maintained the 2016 target award opportunities for the named executive officers. The target cash compensation opportunities (base salary and MIP) for our named executive officers remain generally below the peer group median.

Summarized in the table below are the 2017 MIP awards earned by each named executive officer. Because there was a payout under the Profit Sharing Program for 2017, payments under the 2017 MIP were made in cash.

Named Executive Officer	Base Salary	Target Award (as % of base salary)	Target Award (in dollars)	Percentage of Target Award Earned	Total 2017 MIP Award
Mr. Bastian	$800,000	200%	$1,600,000	132.47%	$2,119,531
Mr. Hauenstein	$625,000	175%	$1,093,750	132.47%	$1,448,891
Mr. West	$625,000	175%	$1,093,750	132.47%	$1,448,891
Mr. Jacobson	$525,000	150%	$787,500	132.47%	$1,043,201
Mr. Carter	$500,000	125%	$625,000	132.47%	$827,938

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Executive Compensation

Long-Term Incentives.

2017 Long-Term Incentive Program. The 2017 Long-Term Incentive Program (2017 LTIP) links pay and performance by providing management employees with a compensation opportunity that aligns the interest of management and shareholders, with a large portion contingent upon Delta’s financial, customer service and stock performance over a three-year period. The performance measures and goals are the same for the Chief Executive Officer, the other named executive officers and all other participants in this program.

Under the 2017 LTIP, Mr. Bastian and Mr. Hauenstein received an award opportunity consisting of 34% performance awards, 33% performance stock options and 33% restricted stock and our other executive officers received an award opportunity consisting of 38% performance awards, 25% performance stock options and 37% restricted stock. These allocations were selected to balance the incentive opportunity between Delta’s financial performance relative to other airlines, internal company performance and stock price performance. The inclusion of performance-based stock options for all named executive officers, and not just Mr. Bastian, was intended to further enhance the alignment of their compensation opportunities with shareholders. This change recognizes that our executive officers play a pivotal role in defining Delta’s long-term strategy. This mix and the other terms of the 2017 LTIP are intended to balance the performance and retention incentives with the volatility of airline stocks.

The 2017 LTIP target awards are the largest component of each executive officer’s compensation opportunity, reflecting the Personnel & Compensation Committee’s focus on longer-term compensation, Delta’s financial results relative to peer airlines, return on invested capital and customer service performance, as well as Delta’s stock price performance. The Personnel & Compensation Committee determined the target award opportunities so the participant’s total direct compensation opportunity is competitive with the peer group.

Performance Awards. Performance awards are dollar-denominated long-term incentive opportunities payable in common stock to executive officers and in cash to other participants. The following chart shows the range of potential payments of the performance awards, which may range from zero to 200% of the target award, based on the 2017 LTIP’s four performance measures over the three-year period ending December 31, 2019.

		Performance Levels
Performance Measure	Performance Measure Weighting	Threshold (50% of Target Payout)	Target (100% of Target Payout)	Maximum (200% of Target Payout)
Delta’s Total Revenue per Available Seat Mile (TRASM) performance relative to the Industry Group’s TRASM performance(1)	25%	108.8%	110.3%	111.8%
Delta’s Customer Service Performance (Net Promoter Score)
Domestic	12.5%	+0 percentage points	+2.5 percentage points	+4.0 percentage points or higher
Trans-Atlantic	6.25%	+2.0 percentage points	+3.0 percentage points	+4.0 percentage points or higher
Trans-Pacific	3.125%
Latin America	3.125%
Delta’s Return on Invested Capital	25%	12.0%	14.0%	16.0% or higher
Delta’s total shareholder return performance relative to all other S&P 500 companies	25%	25th percentile	50th percentile	75 percentile or higher
(1) For purposes of the 2017 LTIP, the Industry Group consists of: Alaska Airlines, American Airlines, JetBlue Airways, Southwest Airlines and United Airlines.

Restricted Stock. The 2017 LTIP provides that restricted stock will vest in three equal installments on February 1, 2018, February 1, 2019 and February 1, 2020, subject to forfeiture in certain circumstances. Restricted stock is eligible for dividends, but they will not become payable until the restrictions lapse. The value of a participant’s restricted stock award will depend on the price of Delta common stock when the award vests.

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Performance Stock Options. While stock options are inherently performance-based, as they provide realized value only with future stock price appreciation, the Personnel & Compensation Committee added a performance hurdle based on employees receiving a payout under the Profit Sharing Program to further align our named executive officers’ interests with our people. The 2017 LTIP generally provides that the performance stock options will become exercisable on the vesting dates described in the chart below, subject to the achievement of the following performance measures:

Performance Measure	Vesting Dates
Employees receive a payout under the Profit Sharing Program for 2017	1⁄3 of performance stock option award	February 1, 2018
	1⁄3 of performance stock option award	February 1, 2019
	1⁄3 of performance stock option award	February 1, 2020
If there is no Profit Sharing Program payout for 2017, but employees receive a payout under the Profit Sharing Program for 2018	2⁄3 of performance stock option award	February 1, 2019
	1⁄3 of performance stock option award	February 1, 2020
Employees receive no Profit Sharing Program payout for either 2017 or 2018	The entire performance stock option award will be forfeited (regardless of whether employees receive a payout under the Profit Sharing Program for 2019)

Because our people received a payout under the Profit Sharing Program for 2017, one-third of the named executive officers’ performance stock options vested and became exercisable on February 8, 2018 (the date on which the Personnel & Compensation Committee certified the performance measure was satisfied) and the remaining two-thirds will vest in equal installments on each of February 1, 2019 and February 1, 2020, subject to forfeiture in certain circumstances.

For additional information about the vesting and possible forfeiture of the 2017 LTIP awards, see “Post-Employment Compensation — Potential Post-Employment Benefits upon Termination or Change in Control — Long-Term Incentive Programs” on page 46.

The 2015 Long-Term Incentive Program Payouts. In 2015, the Personnel & Compensation Committee granted the named executive officers (other than Mr. Carter, whose employment with Delta began after such awards were granted in 2015) performance awards under the 2015 Long-Term Incentive Program (2015 LTIP). Delta reported these award opportunities in our proxy statement for the applicable year.

The performance awards were denominated in cash but paid in shares of common stock to the named executive officers. The payout of these award opportunities is based on the average annual operating income margin relative to the composite performance of an industry peer group, Delta’s customer service performance and return on invested capital over the three-year performance period ended December 31, 2017. The potential payout ranged from zero to 200% of the target award.

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Summarized in the chart below are the performance results certified by the Personnel & Compensation Committee for the performance awards under the 2015 LTIP and the resulting percentage of target award opportunity earned:

Performance Measure	Performance Measure Weighting	Performance Levels			Actual Performance for Performance Period ended December 31, 2017	Percentage of Target Award Earned(1)
		Threshold (50% of Target Payout)	Target (100% of Target Payout)	Maximum (200% of Target Payout)
Average Annual Operating Income Margin	50%	12.5%	15.7% (Composite Performance of Industry Group)	18.8%	18.7%	98.48%
Customer Service Performance (Net Promoter Score)
Domestic	15%	+0 percentage points	+2.5 percentage points	+4.2 percentage points or higher	+6.6 percentage points	30%
International	10%	+2 percentage points	+3.5 percentage points	+7.5 percentage points or higher	+2.7 percentage points	7.31%
Return on Invested Capital(2)	25%	12.0%	14.0%	16.0% or higher	28.3% for 2015	50%
		12.0%	14.0%	16.0% or higher	24.6% for 2016
		12.0%	14.0%	16.0% or higher	19.0% for 2017
					Total Percentage of Target Award Earned	185.79%

(1) This column reflects the percentage of the target award earned after application of the performance measure weightings.

(2) Return on Invested Capital performance was measured independently each calendar year during the three-year performance period. This was changed in 2016 to be measured over the entire three-year performance period.

Benefits. Our named executive officers participate in the same on-going retirement plans as our frontline employees, including a defined contribution (401(k)) plan and, for certain officers, a frozen defined benefit pension plan. We do not provide any supplemental executive retirement plans or deferred compensation plans. The named executive officers also receive the same health and welfare benefits provided to all Delta employees, except for basic life insurance coverage, which all other employees receive and our officers do not. In addition, Delta requires officers to regularly complete a comprehensive physical examination. Delta pays the cost of this examination, which is limited to a prescribed set of preventive procedures based on the person’s age and gender. Every full-time Delta employee is eligible for a free physical under the company’s health plans.

Other than eligibility for flight benefits (for the executive officer, immediate family members and other designees and, in certain circumstances, the executive officer’s surviving spouse or domestic partner), Delta provides no perquisites to any of our officers. Delta provides certain flight benefits to all employees and eligible retirees and survivors. These benefits are a low-cost, highly valued tool for attracting and retaining talent and are consistent with industry practice. See the Summary Compensation Table and the related footnotes on page 39 for information regarding benefits received in 2017 by the named executive officers.

Risk Assessment

The Personnel & Compensation Committee requested Meridian conduct a risk assessment of Delta’s executive compensation program. Based on this review, Meridian determined that the executive compensation program does not incent unnecessary risk-taking, and the Personnel & Compensation Committee and company management agree with this assessment. In this regard, the Personnel & Compensation Committee notes the executive compensation program includes: (1) a compensation clawback policy for officers; (2) stock ownership and retention guidelines for executive officers; (3) incentive compensation capped at specified levels; (4) an emphasis on longer-term compensation; (5) use of multiple performance measures, both annual and long-term; and (6) an anti-hedging and anti-pledging policy for all employees. These features are designed to align executives with preserving and enhancing shareholder value.

    2018 PROXY STATEMENT    35

Executive Compensation

Executive Compensation Policies

The Personnel & Compensation Committee monitors the continuing dialogue among corporate governance experts, securities regulators and related parties regarding best practices for executive compensation. Delta’s executive compensation policies are aligned with shareholder interests and incent responsible behavior through a compensation clawback policy for officers, stock ownership guidelines for executive officers and an equity award grant policy. Additionally, Delta prohibits all employees from engaging in securities hedging and pledging transactions. A brief discussion of these policies follows:

Clawback Policy. The compensation clawback policy holds officers accountable should any of them ever engage in wrongful conduct. Under this policy, if the Personnel & Compensation Committee determines an officer has engaged in fraud or misconduct that requires a restatement of Delta’s financial statements, the Personnel & Compensation Committee may recover all incentive compensation awarded to or earned by the officer for fiscal periods materially affected by the restatement. For these purposes, incentive compensation includes annual and long-term incentive awards and all forms of equity compensation.

Stock Ownership Guidelines. Delta’s stock ownership guidelines strengthen the alignment between executive officers and shareholders. Under these guidelines, the current executive officers are required to own shares of Delta common stock equal or greater to:

	Shares Equal to a Multiple of Base Salary	OR	Shares
Chief Executive Officer	8x		400,000
President/Senior Executive Vice President	6x		200,000
Executive Vice Presidents	4x		150,000

In addition, each executive officer must hold at least 50% of all net shares received through restricted stock vesting or realized through stock option exercises until the stock ownership guidelines applicable to the executive officer are achieved. For these purposes, net shares means all shares retained after applicable withholding of any shares for tax purposes. Stock ownership does not include shares an executive officer has the right to acquire through the exercise of stock options. The stock ownership of our executive officers is measured based on the three-month average of the closing price of Delta common stock on the NYSE. As of December 31, 2017, all of our executive officers exceeded their required stock ownership level.

Equity Award Grant Policy. Delta’s equity award grant policy provides objective, standardized criteria for the timing, practices and procedures used in granting equity awards. Under this policy, the Personnel & Compensation Committee will consider approval of annual equity awards for management employees in the first quarter of the calendar year. Once approved, the grant date of these awards will be the later of (1) the date the Personnel & Compensation Committee approves the awards and (2) the third business day following the date on which Delta publicly announces its financial results for the most recently completed fiscal year. Equity awards for new hires, promotions or other off-cycle grants may be approved as appropriate and, once approved, these awards will be made on the later of (1) the date on which the grant is approved and (2) the third business day following the date on which Delta publicly announces its quarterly or annual financial results if this date is in the same month as the grant.

Anti-Hedging and Anti-Pledging Policy. Under Delta’s insider trading policy, employees are prohibited from engaging in transactions in Delta securities involving publicly traded options, short sales and hedging transactions because they may create the appearance of unlawful insider trading and, in certain circumstances, present a conflict of interest. In addition, employees are prohibited from holding Delta securities in a margin account or otherwise pledging Delta securities as collateral for a loan.

Compensation for Mr. Bastian

The Personnel & Compensation Committee determines the compensation of the Chief Executive Officer consistent with the approach used for our other executive officers. No changes were made to Mr. Bastian’s compensation in 2017. In accordance with our executive compensation philosophy and to further align the interests of Mr. Bastian and our shareholders, the vast majority of Mr. Bastian’s compensation opportunity continues to be at risk and dependent on company and stock price performance.

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Executive Compensation

The Personnel & Compensation Committee designed Mr. Bastian’s compensation arrangements to provide incentive for him to focus on long-term improvements in company performance that will lead to greater shareholder value. For example, the following graphs illustrate that a substantial percentage of Mr. Bastian’s compensation is at-risk, concentrated in equity-based award opportunities and is performance-based.

See the Summary Compensation Table and the related footnotes on page 39 for additional information about Mr. Bastian’s compensation.

Post-Employment Compensation

Our executive officers do not have employment contracts, supplemental executive retirement plans, deferred compensation plans or change in control agreements. They are eligible to receive certain benefits in the event of specified terminations of employment, including as a consequence of a change in control. The Personnel & Compensation Committee believes these provisions strengthen the alignment of the executives’ compensation with future company performance. The severance benefits and the forfeiture provisions under our long-term incentive plans for the named executive officers are described in “Post-Employment Compensation — Potential Post-Employment Benefits upon Termination or Change in Control” on page 44.

Tax and Accounting Impact and Policy

The financial and tax consequences to Delta of the executive compensation program are important considerations for the Personnel & Compensation Committee when analyzing the overall design and mix of compensation. The Personnel & Compensation Committee seeks to balance an effective compensation program with an appropriate impact on reported earnings and other financial measures.

Internal Revenue Code Section 162(m) limits deductions for certain compensation to any covered executive to $1 million per year. Prior to 2018, this limitation did not apply to the chief financial officer or compensation that met the tax code requirements for qualifying performance-based compensation. Changes in the tax law effective January 1, 2018 expanded the limitation on deductibility to include the chief financial officer and eliminated the performance-based exception unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Because of the ambiguities and uncertainties as to the scope of this transition relief, no assurance can be given that the performance awards under the 2017 LTIP, which were intended to satisfy the conditions of the performance-based exclusion, will continue to be exempt.

Equity awards granted under our executive compensation program are expensed in accordance with Statement of Financial Accounting Standards Codification Topic 718, Stock Compensation.

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Executive Compensation

Compensation Committee Report

The Personnel & Compensation Committee has reviewed and discussed with Delta management the Compensation Discussion and Analysis and, based on such review and discussion, the Personnel & Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE PERSONNEL & COMPENSATION COMMITTEE

Daniel A. Carp, Chairman

Francis S. Blake

Jeanne P. Jackson

George N. Mattson

Sergio A. L. Rial

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Executive Compensation

Information about Summary Compensation Table and Related Matters

The table below contains information about the compensation of the following named executive officers during 2017: (1) Mr. Bastian, Delta’s principal executive officer; (2) Mr. Jacobson, Delta’s principal financial officer; and (3) Mr. Hauenstein, Mr. West and Mr. Carter, who were Delta’s three other most highly compensated executive officers on December 31, 2017.

Summary Compensation Table

Name	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(1)(4)	Non- Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation earnings ($)(6)	All Other compensation ($)(7)	Total ($)(8)
Edward H. Bastian Chief Executive Officer	2017	800,004	—	6,700,177	3,300,030	2,119,531	32,292	253,669	13,205,703
	2016	741,669	—	6,700,405	3,300,032	1,512,980	24,104	278,041	12,557,231
	2015	625,000	—	4,000,169	2,000,195	2,187,500	—	233,710	9,046,574
Glen W. Hauenstein President	2017	625,000	—	4,020,106	1,980,082	1,448,891	—	153,110	8,227,189
	2016	604,997	—	6,000,368	—	1,069,428	—	214,776	7,889,569
	2015	565,000	—	4,750,287	—	1,695,000	—	192,276	7,202,563
W. Gil West Senior Executive Vice President & Chief Operating Officer	2017	625,000	—	3,937,615	1,312,597	1,448,891	—	167,087	7,491,190
	2016	617,977	—	4,750,001	—	1,131,207	—	191,147	6,690,332
	2015	540,000	—	3,750,130	—	1,620,000	—	162,605	6,072,735
Paul A. Jacobson Executive Vice President & Chief Financial Officer	2017	525,000	—	3,000,393	1,000,028	1,043,201	17,223	153,712	5,739,557
	2016	525,000	—	4,000,391	—	832,466	11,183	183,200	5,552,240
	2015	525,000	—	3,550,006	—	1,575,000	—	177,506	5,827,512
Peter W. Carter Executive Vice President & Chief Legal Officer	2017	500,000	—	1,912,683	637,602	827,938	—	139,990	4,018,213
	2016	500,000	—	2,550,156	—	660,688	—	129,926	3,840,770

(1)	The amounts in the “Stock Awards” and “Option Awards” columns do not represent amounts the named executive officers received or are entitled to receive. Rather, the reported amounts represent the aggregate fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (FASB ASC Topic 718), on the applicable grant date or, if earlier, the service inception date. The reported amounts do not reflect the risk the stock awards may be forfeited in certain circumstances; for awards subject to performance conditions, the risk there is no payout; or in the case of performance stock options, that there is no vesting because the performance conditions are not met. The fair value of restricted stock awards is based on the closing price of Delta common stock on the grant date.

The reported amounts for 2017, 2016 and 2015 in the “Stock Awards” column reflect award opportunities under Delta’s long-term incentive programs. For additional information, see footnotes 2 and 3 below.

(2)	The 2017 Long-Term Incentive Program (2017 LTIP) provides our executive officers with a long-term incentive opportunity consisting of performance awards, performance stock options and restricted stock. The performance awards under the 2017 LTIP are denominated in dollars. The payouts, if any, earned by a named executive officer will be made in stock based on the achievement of pre-established performance measures over a three-year performance period. The restricted stock granted under the 2017 LTIP vests in equal installments on February 1, 2018, 2019 and 2020, subject to forfeiture in certain circumstances. See “Compensation Discussion and Analysis — Elements of Compensation — Long-Term Incentives” on page 33 for details about the 2017 LTIP.

The reported amounts for 2017 in the “Stock Awards” column include the fair value of the performance awards and restricted stock under the 2017 LTIP, computed in accordance with FASB ASC Topic 718 on February 9, 2017, the date the 2017 LTIP awards became effective.

See footnote 4 below for additional information regarding the performance stock options.

(3)	For awards in the “Stock Awards” column that are subject to performance conditions, the fair value is computed in accordance with FASB ASC Topic 718 based on the probable outcome of the performance condition as of the applicable grant date or, if earlier, the service inception date. For these purposes, the fair value of the performance awards under the 2017 LTIP is computed based on performance at the target level.

If the performance awards were assumed to pay out at the maximum level, the aggregate fair value of such awards, which does not include the restricted stock or performance stock option component of the 2017 LTIP, for the named executive officers would be as follows:

Name	2017 ($)	2016 ($)	2015 ($)
Edward H. Bastian	6,800,000	6,800,000	4,000,000
Glen W. Hauenstein	4,080,000	6,000,000	4,750,000
W. Gil West	3,990,000	4,750,000	3,750,000
Paul A. Jacobson	3,040,000	4,000,000	3,550,000
Peter W. Carter	1,938,000	2,550,000	—

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Executive Compensation

Beginning with the 2017 LTIP, performance stock options were granted to all named executive officers. Accordingly, the percentage of performance awards granted to the named executive officers (other than Mr. Bastian) was reduced to 38% of the total 2017 LTIP award from 50% in 2015 and 2016.

(4)	The stock options granted under the 2017 LTIP are subject to performance conditions. Because the conditions for vesting have been met, the stock options vest in equal installments on each of February 8, 2018, February 1, 2019 and February 1, 2020. We determined the grant date fair value of stock options based on achievement of the target level under an option pricing model using the following assumptions: (1) a 2.04% risk-free interest rate, (2) a 37% expected volatility of common stock and (3) a six year expected life.

(5)	The 2017 Management Incentive Plan (MIP) provides our executive officers with an annual incentive opportunity based on the achievement of pre-established performance measures. See “Compensation Discussion and Analysis — Elements of Compensation — Annual Incentives” on page 31 for details about the 2017 MIP, including a description of Delta’s 2017 MIP performance.

(6)	The reported amounts for 2017 reflect the aggregate change in the actuarial present value for Mr. Bastian’s and Mr. Jacobson’s accumulated benefits under the frozen Delta Retirement Plan measured from December 31, 2016 to December 31, 2017. Mr. Hauenstein, Mr. West and Mr. Carter are not participants in this plan. See “Post-Employment Compensation — Defined Benefit Pension Benefits” on page 43 for a description of this plan, including its eligibility requirements.

(7)	The reported amounts of all other compensation for 2017 include the following items:

Name	Contributions to Qualified Defined Contribution Plan(a)	Payment due to IRS limits to Qualified Plan(b)	Reimbursement of Taxes(c)	Perquisites and Other Benefits(d)
Edward H. Bastian	24,300	183,869	23,198	22,302
Glen W. Hauenstein	8,100	128,198	16,812	—
W. Gil West	24,300	133,759	9,028	—
Paul A. Jacobson	24,300	97,872	19,685	11,855
Peter W. Carter	24,300	80,162	21,603	13,925

(a)	Represents Delta’s contributions to the Delta Family-Care Savings Plan, a broad-based tax qualified defined contribution plan, based on the same fixed and matching contribution formula applicable to all participants in this plan.

(b)	Represents amounts paid directly to the named executive officer that Delta would have contributed to the officer’s account under the Delta Family-Care Savings Plan absent limits applicable to such plans under the Internal Revenue Code. These payments are based on the same fixed and matching contribution formula applicable to all participants in this plan and are available to any plan participant affected by such limits.

(c)	Represents tax reimbursements for flight benefits as described below.

(d)	The amounts consist of an annual physical examination for officers and flight benefits as described below. Mr. Hauenstein and Mr. West did not receive perquisites or other personal benefits with a total incremental cost of $10,000 or more, the threshold for reporting under SEC rules. From time to time, the named executive officers attend events sponsored by Delta at no incremental cost to Delta.

As is common in the airline industry, Delta provides complimentary travel and certain Delta Sky Club privileges for named executive officers; the officer’s spouse, domestic partner or designated companion; the officer’s children and parents; and, to a limited extent, other persons designated by the officer.

Complimentary travel for such other persons is limited to an aggregate imputed value of $20,000 per year for the Chief Executive Officer, President and Senior Executive Vice President and $15,000 per year for executive vice presidents. Delta reimburses the officer for associated taxes on complimentary travel with an imputed tax value of up to $25,000 per year for the Chief Executive Officer, President and Senior Executive Vice President and $20,000 per year for executive vice presidents. Unused portions of the annual allowances described in the previous two sentences accumulate and may be carried into succeeding years during employment. Complimentary travel is provided to the surviving spouse or domestic partner of eligible officers after the eligible officer’s death. Delta will not reimburse surviving spouses or domestic partners for associated taxes on complimentary travel under the survivor travel benefit. Delta’s incremental cost of providing flight benefits includes incremental fuel expense and the incremental cost on a flight segment basis for customer service expenses such as meals, onboard expenses, baggage handling, insurance, airport security and aircraft cleaning. In addition, during employment each named executive officer may purchase private jet flights from a Delta subsidiary by paying the incremental cost of the flight. Also, certain named executive officers have flight benefits on another airline at no incremental cost to the officers or Delta.

(8)	As required by SEC rules, the amount in the “Total” column for each named executive officer represents the sum of the amounts in all the other columns. As discussed in footnote (1) above, the amounts in the “Stock Awards” and “Option Awards” columns do not represent amounts the named executive officers received or are entitled to receive. Rather, these amounts represent the aggregate fair value of awards computed in accordance with FASB ASC Topic 718 on the applicable grant date or, if earlier, the service inception date. The amounts do not reflect the risk the awards may be forfeited in certain circumstances, for awards subject to performance conditions, the risk there is no payout or in the case of performance stock options, there is no vesting, because the performance conditions are not met.

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Executive Compensation

Grants of Plan-Based Awards Table

The following table provides information about annual and long-term award opportunities granted to the named executive officers during 2017 under the 2017 MIP and the 2017 LTIP. These award opportunities are described in the “Compensation Discussion and Analysis” section of the proxy statement under “Elements of Compensation — Annual Incentives” and “Elements of Compensation — Long-Term Incentives” beginning on page 31.

Name/Type of Award	Grant Date(1)	Date of Personnel & Compensation Committee or Board Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Edward H. Bastian
2017 MIP	1/1/2017	12/13/2016	800,004	1,600,008	3,200,016
2017 LTIP — Performance Award	2/9/2017	2/9/2017				1,700,000	3,400,000	6,800,000				3,400,000
2017 LTIP — Restricted Stock	2/9/2017	2/9/2017							66,900			3,300,177
2017 LTIP — Performance Stock Options	2/9/2017	2/9/2017								206,510	49.33	3,300,030
Glen W. Hauenstein
2017 MIP	1/1/2017	12/13/2016	546,875	1,093,750	2,187,500
2017 LTIP — Performance Award	2/9/2017	2/9/2017				1,020,000	2,040,000	4,080,000				2,040,000
2017 LTIP — Restricted Stock	2/9/2017	2/9/2017							40,140			1,980,106
2017 LTIP — Performance Stock Options	2/9/2017	2/9/2017								123,910	49.33	1,980,082
W. Gil West
2017 MIP	1/1/2017	12/13/2016	546,875	1,093,750	2,187,500
2017 LTIP — Performance Award	2/9/2017	2/9/2017				997,500	1,995,000	3,990,000				1,995,000
2017 LTIP — Restricted Stock	2/9/2017	2/9/2017							39,380			1,942,615
2017 LTIP — Performance Stock Options	2/9/2017	2/9/2017								82,140	49.33	1,312,597
Paul A. Jacobson
2017 MIP	1/1/2017	12/13/2016	393,750	787,500	1,575,000
2017 LTIP — Performance Award	2/9/2017	2/9/2017				760,000	1,520,000	3,040,000				1,520,000
2017 LTIP — Restricted Stock	2/9/2017	2/9/2017							30,010			1,480,393
2017 LTIP — Performance Stock Options	2/9/2017	2/9/2017								62,580	49.33	1,000,028
Peter W. Carter
2017 MIP	1/1/2017	12/13/2016	312,500	625,000	1,250,000
2017 LTIP — Performance Award	2/9/2017	2/9/2017				484,500	969,000	1,938,000				969,000
2017 LTIP — Restricted Stock	2/9/2017	2/9/2017							19,130			943,683
2017 LTIP — Performance Stock Options	2/9/2017	2/9/2017								39,900	49.33	637,602

(1)	For purposes of this column, the grant date for the 2017 MIP is the date the performance period began. The grant date for the 2017 LTIP is the grant date or, if earlier, the service inception date determined under FASB ASC Topic 718.

(2)	These columns show the annual award opportunities under the 2017 MIP. For additional information about the 2017 MIP, see footnote 5 to the Summary Compensation Table and the “Compensation Discussion and Analysis” section of the proxy statement under “Elements of Compensation — Annual Incentives” on page 31.

(3)	These columns show the long-term award opportunities under the performance award component of the 2017 LTIP. For additional information about the 2017 LTIP, see footnotes 2 and 3 to the Summary Compensation Table and the “Compensation Discussion and Analysis” section of this proxy statement under “Elements of Compensation — Long-Term Incentives” on page 33.

(4)	This column shows the restricted stock component of the 2017 LTIP.

(5)	This column shows the performance stock option component of the 2017 LTIP. For additional information about the performance stock option component of the 2017 LTIP, see footnote 4 to the Summary Compensation Table.

(6)	The exercise price is equal to the closing price of Delta common stock on the NYSE on the date of grant.

(7)	The amounts in this column do not represent amounts the named executive officers received or are entitled to receive. Rather, the reported amounts represent the fair value of the awards computed in accordance with FASB ASC Topic 718 on the applicable grant date or, if earlier, the service inception date. For awards subject to performance conditions, the value shown is based on the probable outcome of the performance condition as of the applicable grant date or, if earlier, the service inception date. The amounts do not reflect the risk that the awards may be forfeited in certain circumstances or, in the case of performance awards, that there is no payout, or in the case of performance stock options, that there is no vesting, if the required performance measures are not met.

    2018 PROXY STATEMENT    41

Executive Compensation

Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding the outstanding equity awards on December 31, 2017 for each of the named executive officers.

		Option Awards					Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Edward H. Bastian
2015 LTIP-Restricted Stock	2/5/2015	—	—	—	—	—	14,450	809,200	—	—
2016 LTIP-Restricted Stock	2/2/2016	—	—	—	—	—	50,453	2,825,368	—	—
2017 LTIP Restricted Stock	2/9/2017	—	—	—	—	—	66,900	3,746,400	—	—
2014 LTIP-Performance Stock Options	2/6/2014	131,840	—	—	30.89	2/5/2024	—	—	—	—
2015 LTIP-Performance Stock Options	2/5/2015	61,140	30,570	—	46.14	2/4/2025	—	—	—	—
2016 LTIP-Performance Stock Options	2/2/2016	57,744	115,486	—	43.61	2/1/2026	—	—	—	—
2017 LTIP Performance Stock Options	2/9/2017	—	—	206,510	49.33	2/8/2027	—	—	—	—
Glen W. Hauenstein
2015 LTIP-Restricted Stock	2/5/2015	—	—	—	—	—	17,160	960,960	—	—
2016 LTIP-Restricted Stock	2/2/2016	—	—	—	—	—	45,866	2,568,496	—	—
2017 LTIP Restricted Stock	2/9/2017	—	—	—	—	—	40,140	2,247,840	—	—
2017 LTIP Performance Stock Options	2/9/2017	—	—	123,910	49.33	2/8/2027	—	—	—	—
W. Gil West
2015 LTIP-Restricted Stock	2/5/2015	—	—	—	—	—	13,546	758,576	—	—
2016 LTIP-Restricted Stock	2/2/2016	—	—	—	—	—	36,306	2,033,136	—	—
2017 LTIP Restricted Stock	2/9/2017	—	—	—	—	—	39,380	2,205,280	—	—
2017 LTIP Performance Stock Options	2/9/2017	—	—	82,140	49.33	2/8/2027	—	—	—	—
Paul A. Jacobson
2015 LTIP-Restricted Stock	2/5/2015	—	—	—	—	—	12,823	718,088	—	—
2016 LTIP-Restricted Stock	2/2/2016	—	—	—	—	—	30,580	1,712,480	—	—
2017 LTIP Restricted Stock	2/9/2017	—	—	—	—	—	30,010	1,680,560	—	—
Merger Award-Stock Options	10/29/2008	81,000	—	—	7.99	10/28/2018	—	—	—	—
2017 LTIP Performance Stock Options	2/9/2017	—	—	62,580	49.33	2/8/2027	—	—	—	—
Peter W. Carter
2015 Restricted Stock	7/20/2015	—	—	—	—	—	19,280	1,079,680	—	—
2016 LTIP-Restricted Stock	2/2/2016	—	—	—	—	—	19,493	1,091,608	—	—
2017 LTIP Restricted Stock	2/9/2017	—	—	—	—	—	19,130	1,071,280	—	—
2017 LTIP-Performance Stock Options	2/9/2017	—	—	39,900	49.33	2/8/2027	—	—	—	—

(1)	For purposes of this column, the grant date for the awards is the grant date or, if earlier, the service inception date determined under FASB ASC Topic 718.

(2)	The 2017 LTIP Performance Stock Options vest as follows: (a) if there is a payout under the Profit Sharing Program for 2017, then ratably over three years with 1/3 vesting on each of February 1, 2018, 2019 and 2020; (b) if there is no payout under the Profit Sharing Program for 2017, but there is a payout for 2018, then 2/3 vest on February 1, 2019 and 1/3 vest on February 1, 2020; and (c) if there is no payout for 2017 or 2018 under the Profit Sharing Program, then the options will be forfeited. Because there was a payout for 2017 under the Profit Sharing Program, the options vest as described in (a) of the foregoing sentence, except that the first vesting date occurred on February 8, 2018, the date on which the Personnel & Compensation Committee certified the satisfaction of the performance measure. Performance stock options are subject to forfeiture in certain circumstances.

(3)	The exercise price of the stock options is the closing price of Delta common stock on the NYSE on the applicable grant date.

(4)	These shares of restricted stock vest as follows:

February 5, 2015 LTIP Grant Date. In equal installments on February 1, 2016, 2017 and 2018.

February 2, 2016 LTIP Grant Date. In equal installments on February 1, 2017, 2018 and 2019.

February 9, 2017 LTIP Grant Date. In equal installments on February 1, 2018, 2019 and 2020.

2015 Restricted Stock grant to Mr. Carter. In equal installments on July 13, 2016, 2017 and 2018.

Restricted stock is subject to forfeiture in certain circumstances.

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Executive Compensation

(5)	In accordance with SEC rules, the amounts in this column for the market value of restricted stock are based on the $56.00 closing price of Delta common stock on the NYSE on December 29, 2017.

(6)	This table does not include the performance award component of the 2017 LTIP, 2016 LTIP and the 2015 LTIP because (a) these award opportunities are denominated in dollars and (b) the payout, if any, earned by the named executive officers will be made in stock based on achievement of the pre-established performance measures during the measurement periods for each program. For additional information about the performance award component of the 2017 LTIP, see footnote 2 to the Summary Compensation Table and the Grants of Plan-Based Awards Table above.

Option Exercises and Stock Vested Table

The following table provides information regarding the exercise of stock options and the vesting of stock for the named executive officers in 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Edward H. Bastian	284,240	11,829,293	133,792	6,610,962
Glen W. Hauenstein	98,600	3,827,498	145,112	7,199,937
W. Gil West	0	0	113,460	5,632,076
Paul A. Jacobson	83,000	3,245,577	106,245	5,276,696
Peter W. Carter	0	0	29,027	1,511,403

(1)	The value realized on exercise is based on the difference between the market price on the date of exercise and the exercise price of the options.

(2)	The value realized on vesting is based on the closing price of Delta common stock on the NYSE on the applicable vesting date. These amounts represent the vesting of award opportunities granted in 2014, 2015 and 2016.

Post-Employment Compensation

Defined Benefit Pension Benefits

Frozen Delta Retirement Plan. The Delta Retirement Plan (Retirement Plan) is a broad-based, non-contributory qualified defined benefit pension plan for Delta’s ground and flight attendant employees. To participate in the Retirement Plan, an employee must have completed 12 months of service before the plan was frozen on December 31, 2005. As a result, Mr. Bastian and Mr. Jacobson are eligible to participate in the Retirement Plan, but Mr. Carter, Mr. Hauenstein and Mr. West are not. We do not offer any supplemental executive retirement plans or deferred compensation plans to the named executive officers.

Eligible ground and flight attendant employees hired (or rehired) on or before July 1, 2003, receive Retirement Plan benefits based on a final average earnings (FAE) formula. Effective July 1, 2003, the Retirement Plan transitioned to a cash balance plan and benefits for ground and flight attendant employees hired (or rehired) after that date are generally based solely on the cash balance formula. Employees covered by the Retirement Plan who were employed on July 1, 2003, receive Retirement Plan benefits based on the higher of the FAE and cash balance formulas.

Under the cash balance formula, 6% of a participant’s pay (base salary and, if any, eligible annual incentive compensation) was credited annually until January 1, 2006, to a hypothetical account, which account is credited with an annual interest credit based on a market rate of interest. Interest credits will continue to be credited annually regardless of the plan’s frozen status. At termination of employment, an amount equal to the balance of the participant’s cash balance account is payable to the participant, at his or her election, in the form of an immediate or deferred lump sum or equivalent monthly benefit.

Benefits under the FAE formula are based on a participant’s (1) final average earnings; (2) years of service prior to January 1, 2006; (3) age when benefit payments begin (but not before age 52); and (4) primary Social Security benefit. Final average earnings are the average of the participant’s highest average monthly earnings (base salary and, if any, eligible annual incentive compensation) for the 36 consecutive months in the 120-month period preceding the earlier of termination of employment and January 1, 2006. The monthly retirement benefit at the normal retirement age of 65 equals 60% of the participant’s final average earnings, reduced for years of service less than 30 (determined as of December 31, 2005) and by 50% of the participants’ primary Social Security benefit (also reduced for less than 30 years of service). Benefits determined under the FAE formula are paid in the form of a monthly annuity.

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Executive Compensation

Pension Benefits Table

The table below shows certain pension benefit information for Mr. Bastian and Mr. Jacobson as of December 31, 2017.

Name	Plan Name	Number of Years of Credited Service (as of December 31, 2017)(1)	Present Value of Accumulated Benefits ($)(2)	Payments During Last Fiscal Year
Mr. Bastian(3)	Delta Retirement Plan	6 years, 10 months	FAE Formula: 292,360 Cash Balance Formula: 67,140	0
Mr. Jacobson(4)	Delta Retirement Plan	8 years, 2 months	FAE Formula: 106,692 Cash Balance Formula: 8,281	0

(1)	As discussed above, the Retirement Plan was frozen effective December 31, 2005, and no additional service credit will accrue after that date. All years of service reflected in this column include service until December 31, 2005.

(2)	Benefits were calculated using interest rate and mortality rate assumptions consistent with those used in our financial statements (see “Assumptions” in Note 8 of the Notes to the Consolidated Financial Statements in Delta’s 2017 Form 10-K). In addition, certain individual data were used in developing these values. Benefits accrued under the FAE formula and the cash balance formula are listed separately. For purposes of the FAE formula benefit, the assumed retirement age is 62. The form of benefit payable under the FAE formula for Mr. Bastian and Mr. Jacobson is a single life annuity.

(3)	Mr. Bastian resigned from Delta as of April 1, 2005, and rejoined Delta in July 2005. His years of credited service include the 6 years, 5 months of service he had completed as of April 1, 2005. As a result, the portion of his benefit calculated under the FAE formula was determined under the rules applicable to vested employees who terminate their service with Delta prior to early retirement age instead of under the rules applicable to retirees at early retirement age. Accordingly, Mr. Bastian’s benefit is smaller than it would have been had he retired at early retirement age. All benefits earned by Mr. Bastian after he rejoined Delta in July 2005 are based solely on the cash balance formula.

(4)	Mr. Jacobson resigned from Delta as of March 18, 2005, and rejoined Delta in August 2005. His years of credited service include the 7 years, 10 months of service he had completed as of March 18, 2005. As a result, the portion of his benefit calculated under the FAE formula was determined under the rules applicable to vested employees who terminate their service with Delta prior to early retirement age instead of under the rules applicable to retirees at early retirement age. Accordingly, Mr. Jacobson’s benefit is smaller than it would have been had he retired at early retirement age. In addition, following his resignation in March 2005, Mr. Jacobson elected to receive the cash balance portion of his benefit in a lump sum payment. All benefits earned by Mr. Jacobson after he rejoined Delta in August 2005 are based solely on the cash balance formula.

Potential Post-Employment Benefits upon Termination or Change in Control

This section describes the potential benefits the named executive officers may receive under certain termination of employment scenarios, including in connection with a change in control, assuming termination of employment on December 31, 2017.

The definitions of “cause,” “change in control,” “disability,” “good reason” and “retirement,” as such terms are used in the following sections, are summarized below.

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Executive Compensation

Severance Plan. Officers and director level employees are generally eligible to participate in Delta’s Officer and Director Severance Plan (Severance Plan), which may be amended at any time by Delta. The following chart summarizes the principal benefits the named executive officers are eligible to receive under the Severance Plan.

Name	Termination Without Cause (no Change in Control)(1)	Resignation for Good Reason (no Change in Control)(1)	Termination without Cause or Resignation for Good Reason in Connection with a Change in Control(1)(2)
Mr. Bastian	• 24 months base salary • 200% target MIP • 24 months healthcare benefit continuation • outplacement services	• 24 months base salary • 200% target MIP • 24 months healthcare benefit continuation • outplacement services	• 24 months base salary • 200% target MIP • 24 months healthcare benefit continuation • outplacement services
Mr. Hauenstein and Mr. West	• 24 months base salary • 200% target MIP • 24 months healthcare benefit continuation • outplacement services	• None	• 24 months base salary • 200% target MIP • 24 months healthcare benefit continuation • outplacement services
Mr. Carter and Mr. Jacobson	• 18 months base salary • 150% target MIP • 18 months healthcare benefit continuation • outplacement services	• None	• 18 months base salary • 150% target MIP • 18 months healthcare benefit continuation • outplacement services

(1)  The cash severance amount (base salary plus target MIP) is paid in a lump sum following termination of employment. Outplacement services fees are limited to $5,000.

(2)  These benefits apply if the termination of employment occurs during the two-year period after a change in control.

To receive benefits under the Severance Plan, participants must enter into a general release of claims against Delta and non-competition, non-solicitation, non-disparagement and confidentiality covenants for the benefit of Delta.

The Severance Plan does not provide for any excise tax gross-ups for benefits received in connection with a change in control. If a participant is entitled to benefits under the Severance Plan in connection with a change in control, the amount of such benefits will be reduced to the statutory safe harbor under Section 4999 of the Internal Revenue Code if this results in a greater after-tax benefit than if the participant paid the excise tax.

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Executive Compensation

Long-Term Incentive Programs. The following chart summarizes the treatment of performance awards, restricted stock and performance stock options awarded under Delta’s long-term incentive programs (LTIP) for 2015, 2016 and 2017 under various termination of employment scenarios.

Termination Scenario	LTIP Award Treatment(1)(2)
Termination without Cause or Resignation for Good Reason without a Change in Control and Retirement	Mr. Bastian, Mr. Hauenstein and Mr. West	The named executive officer will remain eligible to receive his performance award (including any Earned Awards), restricted stock award and, as applicable, performance stock option award pursuant to the same vesting, performance and general payment provisions as if his employment had continued.(3)(4)
	Mr. Carter and Mr. Jacobson	The named executive officer will receive any Earned Awards, a prorated performance award and, as applicable, a prorated performance stock option award under the same vesting, performance and general payment provisions as if his employment had continued and the immediate vesting of a pro rata portion of his restricted stock award. Any remaining portions will be forfeited.
Resignation without Good Reason	Mr. Bastian, Mr. Hauenstein and Mr. West	The named executive officer will remain eligible to receive his performance award (including any Earned Awards), restricted stock award and, as applicable, performance stock option award pursuant to the same vesting, performance and general payment provisions as if his employment had continued.(3)(4)
	Mr. Carter and Mr. Jacobson	The named executive officer’s performance award, restricted stock award and, as applicable, performance stock option award will be immediately forfeited.
Termination for Cause	The named executive officer’s performance award (including any Earned Awards), restricted stock award and, as applicable, performance stock option award will be immediately forfeited.
Termination due to Death or Disability	The named executive officer’s performance award (including any Earned Awards), restricted stock award and, as applicable, performance stock option award will immediately vest, with the performance award paid at the target level.
Termination without Cause or Resignation for Good Reason with a Change in Control	The named executive officer’s performance award (including any Earned Awards), restricted stock award and, as applicable, performance stock option award will immediately vest, with the performance award paid at the target level.

(1) The LTIP award treatment described in this chart is applicable to each named executive officer under each of the 2015, 2016 and 2017 LTIPs (other than Mr. Carter, who has only received awards under the 2016 and 2017 LTIPs). However, only Mr. Bastian received performance stock option awards under the 2015 and 2016 LTIPs.

(2) For the portion of the performance award attributable to the return on invested capital performance measure under the 2015 LTIP, achievement of such measure is determined independently for each calendar year during the applicable performance period (each an ROIC Installment) and, to the extent that Delta’s actual performance meets or exceeds the threshold level at the end of each calendar year, each such ROIC Installment will be treated as an “Earned Award.” Generally, Earned Awards, if any, will accumulate until the end of the performance period at which time all Earned Awards will vest and become payable. To the extent subject to proration, the portion of the performance award attributable to the return on invested capital performance measure under the 2015 LTIP will be prorated as follows: for any ROIC Installment outstanding in the year in which the termination occurred, the named executive officer will receive the ROIC Installment based on actual performance for the applicable year prorated based on the number of months he was employed with Delta during the year, with any remaining ROIC Installment(s) being forfeited. Under the 2016 and 2017 LTIPs, the return on invested capital performance measure is measured over the entire three-year performance period.

(3) In order for the named executive officer to be eligible for this treatment, his termination of employment must have occurred on or after (i) October 1, 2015 under the 2015 LTIP; (ii) October 1, 2016 under the 2016 LTIP; and (iii) October 1, 2017 under the 2017 LTIP. For terminations of employment prior to such dates, the awards granted to the named executive officer under each of the LTIPs would be subject to the same treatment as described for Mr. Carter and Mr. Jacobson.

(4) In consideration for this treatment, these named executive officers entered into award agreements containing enhanced non-competition and non-solicitation covenants for the benefit of Delta. In the event the executive breaches such covenants during the two-year period following employment, he will forfeit any outstanding awards.

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Executive Compensation

Annual Incentive Plan. Delta’s 2017 Management Incentive Plan (MIP) generally provides that a participant whose employment with Delta terminates prior to the end of the workday on December 31, 2017 is not eligible for a 2017 MIP payment. If, however, the participant’s employment is terminated (1) due to death or disability or (2) by Delta without cause or for any other reason that would entitle the participant to benefits under the Severance Plan, the participant is eligible for a pro rata 2017 MIP payment based on (a) the number of months during 2017 the participant was employed in a MIP-qualified position and (b) the terms and conditions of the 2017 MIP that would have applied if his or her employment had continued through December 31, 2017.

Other Equity Awards. Upon commencement of his employment with Delta on July 13, 2015, Mr. Carter received a restricted stock award. This award is subject to the same termination provisions applicable to Mr. Carter under the 2016 and 2017 LTIPs as described above.

Triggering Events. As noted above, eligibility for severance benefits and acceleration of the vesting of equity awards are triggered by certain events. The terms “cause,” “change in control,” “disability,” “good reason” and “retirement,” as they apply to the named executive officers, are summarized below.

•	Cause means, in general, a person’s (1) continued, substantial failure to perform his duties with Delta; (2) misconduct which is economically injurious to Delta; (3) conviction of, or plea of guilty or no contest to, a felony or other crime involving moral turpitude, fraud, theft, embezzlement or dishonesty; or (4) material violation of any material Delta policy or rule regarding conduct. A person has ten business days to cure, if curable, any of the events which could lead to a termination for cause. For executive vice presidents or more senior executives, a termination for cause must be approved by a 2/3 vote of the entire Board of Directors.

•	Change in control means, in general, the occurrence of any of the following events: (1) any person becomes the beneficial owner of more than 35% of Delta common stock; (2) during a period of 12 consecutive months, the Board of Directors at the beginning of the period and their approved successors cease to constitute a majority of the Board; (3) the consummation of a merger or consolidation involving Delta, other than a merger or consolidation which results in the Delta common stock outstanding immediately before the transaction continuing to represent more than 65% of the Delta common stock outstanding immediately after the transaction; or (4) a sale, lease or other transfer of Delta’s assets that have a total gross fair market value greater than 40% of the total gross fair market value of Delta’s assets immediately before the transaction.

•	Disability means long-term or permanent disability as determined under the applicable Delta disability plan.

•	Good reason means, in general, the occurrence of any of the following without a person’s written consent: (1) a material diminution of a person’s authorities, duties or responsibilities, other than an insubstantial and inadvertent act that is promptly remedied by Delta after written notice by the person; (2) the relocation of a person’s office by more than 50 miles; (3) a material reduction in a person’s base salary or target annual bonus opportunities, other than pursuant to a uniform percentage salary or target annual bonus reduction for similarly situated persons; or (4) a material breach by Delta of any material term of a person’s employment. An event constitutes good reason only if a person gives Delta certain written notice of his intent to resign and Delta does not cure the event within a specified period.

•	Retirement means a termination of employment (1) at or after age 52 with ten years of service completed since a person’s most recent hire date or (2) on or after the date he or she has completed at least 25 years of service since his or her most recent hire date regardless of age.

Retiree Flight Benefits. A named executive officer who retires from Delta at or after age 52 with at least ten years of service or with at least 25 years of service regardless of age, may continue to receive Flight Benefits (see footnote 7(d) to the Summary Compensation Table on page 40 for a description of Flight Benefits including survivor travel benefits) during retirement, except the unused portion of the two annual allowances will not accumulate into succeeding years (Retiree Flight Benefits).

Notwithstanding the above, a person who is first elected an officer on or after June 8, 2009, will not receive reimbursement for taxes for Retiree Flight Benefits. Delta also does not provide reimbursement for taxes associated with travel by the surviving spouse or domestic partner of any officer.

In exchange for certain non-competition, non-solicitation, non-disparagement and confidentiality covenants for the benefit of Delta and a general release of claims against Delta, an officer who served in that capacity during the period beginning on the date Delta entered into the merger agreement with Northwest Airlines and ending on the date the merger occurred, or

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Executive Compensation

who joined Delta from Northwest on the date the merger occurred and who had been a Northwest officer on the date Delta entered into the merger agreement, will receive, on his termination of employment (other than by death or by Delta for cause), a vested right to Retiree Flight Benefits, regardless of the officer’s age and years of service at his termination of employment.

Table Regarding Potential Post-Employment Benefits upon Termination or Change in Control

The following table describes the termination benefits for each named executive officer, assuming termination of employment on December 31, 2017. Also included is a column that describes the benefits, if any, each named executive officer would have received in connection with a change in control (CIC). Further, because termination is deemed to occur at the end of the workday on December 31, 2017, the named executive officer would have earned his 2017 MIP award and the performance award under the 2015 LTIP, to the extent otherwise payable. Accordingly, these awards are unrelated to the termination of employment.

We have not included in this section any benefit that is available generally to all employees on a non-discriminatory basis such as payment of retirement, disability and death benefits. See “Defined Benefit Pension Benefits” above, for a discussion of the benefits accrued for eligible named executive officers under the Delta Retirement Plan. On December 31, 2017, only Mr. Bastian and Mr. Hauenstein were eligible to retire under the definition of Retirement described above. The other named executive officers are not eligible to retire under these requirements and, therefore, are not eligible for any retirement-related compensation or benefits.

			Equity ($)			Other Benefits ($)(5)
Name	Termination Scenario	Severance Payment ($)(1)	Performance Awards(2)	Performance Stock Options(3)	Restricted Stock(4)
Mr. Bastian	Without Cause	4,800,000	6,800,000	3,109,713	7,380,968	802,129
	Resignation for Good Reason	4,800,000	6,800,000	3,109,713	7,380,968	802,129
	For Cause	0	0	0	0	0
	Resignation without Good Reason	0	6,800,000	3,109,713	7,380,968	774,277
	Retirement	0	6,800,000	3,109,713	7,380,968	774,277
	Death	0	6,800,000	3,109,713	7,380,968	0
	Disability	0	6,800,000	3,109,713	7,380,968	774,277
	CIC — Termination without Cause/Resignation for Good Reason	4,800,000	6,800,000	3,109,713	7,380,968	802,129
Mr. Hauenstein	Without Cause	3,437,500	5,040,000	826,480	5,777,296	523,745
	Resignation for Good Reason	0	5,040,000	826,480	5,777,296	505,829
	For Cause	0	0	0	0	0
	Resignation without Good Reason	0	5,040,000	826,480	5,777,296	505,829
	Retirement	0	5,040,000	826,480	5,777,296	505,829
	Death	0	5,040,000	826,480	5,777,296	0
	Disability	0	5,040,000	826,480	5,777,296	505,829
	‘CIC — Termination without Cause/Resignation for Good Reason	3,437,500	5,040,000	826,480	5,777,296	523,745
Mr. West	Without Cause	3,437,500	4,370,000	547,874	4,996,992	299,126
	Resignation for Good Reason	0	4,370,000	547,874	4,996,992	252,276
	For Cause	0	0	0	0	0
	Resignation without Good Reason	0	4,370,000	547,874	4,996,992	252,276
	Death	0	4,370,000	547,874	4,996,992	12,816
	Disability	0	4,370,000	547,874	4,996,992	252,276
	CIC — Termination without Cause/Resignation for Good Reason	3,437,500	4,370,000	547,874	4,996,992	299,126

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Executive Compensation

			Equity ($)			Other Benefits ($)(5)
Name	Termination Scenario	Severance Payment ($)(1)	Performance Awards(2)	Performance Stock Options(3)	Restricted Stock(4)
Mr. Jacobson	Without Cause	1,968,750	1,840,000	233,830	3,007,368	685,904
	Resignation for Good Reason	0	1,840,000	233,830	3,007,368	650,338
	For Cause	0	0	0	0	0
	Resignation without Good Reason	0	0	0	0	650,338
	Death	0	3,520,000	417,409	4,111,128	9,987
	Disability	0	3,520,000	417,409	4,111,128	650,338
	CIC — Termination without Cause/Resignation for Good Reason	1,968,750	3,520,000	417,409	4,111,128	685,904
Mr. Carter	Without Cause	1,687,500	1,173,000	149,088	2,371,768	35,917
	Resignation for Good Reason	0	1,173,000	149,088	2,371,768	0
	For Cause	0	0	0	0	0
	Resignation without Good Reason	0	0	0	0	0
	Death	0	2,244,000	266,133	3,242,568	0
	Disability	0	2,244,000	266,133	3,242,568	0
	CIC — Termination without Cause/Resignation for Good Reason	1,687,500	2,244,000	266,133	3,242,568	35,917

(1) The severance payment, if applicable, represents the following for each named executive officer: (i) Mr. Bastian: 24 months of base salary and 200% of his MIP target award, which is 200% of his base salary; (ii) Mr. Hauenstein: 24 months of base salary and 200% of his MIP target award, which is 175% of his base salary; (iii) Mr. West: 24 months of base salary and 200% of his MIP target award, which is 175% of his base salary; (iv) Mr. Jacobson: 18 months of base salary and 150% of his MIP target award, which is 150% of his base salary; and (v) Mr. Carter: 18 months of base salary and 150% of his MIP target award, which is 125% of his base salary.

(2) The value of the performance awards in the tables is based on payment at the target level.

(3) We used intrinsic value for the performance stock options assuming that the performance criteria attributable to the stock options under the 2015, 2016 and 2017 LTIPs were met. The exercise price for the unexercisable stock options outstanding on December 31, 2017 was (1) $46.14 for the options granted on February 5, 2015; (2) $43.61 for the options granted on February 2, 2016; and (3) $49.33 for the options granted on February 9, 2017.

(4) As required by SEC rules, the values in these tables for restricted stock are based on the $56.00 closing price of Delta common stock on the NYSE on December 29, 2017.

(5) Other benefits include company-paid healthcare coverage, outplacement services and, except for Mr. Carter, Retiree Flight Benefits. The Retiree Flight Benefits reflected for each named executive officer were determined by using the following assumptions for each officer: (1) Flight Benefits continue for the life expectancy of the officer or the joint life expectancy of the officer and his spouse or domestic partner, measured using a mortality table that calculates the average life expectancy to be 30 years; (2) the level of usage of Retiree Flight Benefits for each year is the same as the officer’s and his spouse’s or domestic partner’s actual usage of Flight Benefits during 2017; (3) the incremental cost to Delta of Retiree Flight Benefits for each year is the same as the actual incremental cost incurred by Delta for the officer’s Flight Benefits in 2017; and (4) the value of Retiree Flight Benefits includes a tax gross up equal to 60% of the lesser of (i) the officer’s actual usage of Flight Benefits in 2017 and (ii) the annual tax reimbursement allowance (as described in footnote 7(d) to the Summary Compensation Table) (surviving spouses and domestic partners do not receive reimbursement for taxes associated with Retiree Flight Benefits). On the basis of these assumptions, we determined the value of Retiree Flight Benefits for each named executive officer by calculating the present value of the benefit over the officer’s life expectancy (or joint life expectancy with his spouse or domestic partner) using a discount rate of 4.14%.

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CEO Pay Ratio

Under rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to calculate and disclose the total compensation paid to our median employee as well as the ratio of the pay of our Chief Executive Officer to the median employee. For 2017:

•	the annual total compensation of the employee identified at median of all our employees other than our Chief Executive Officer was $93,316;

•	the annual total compensation of our Chief Executive Officer, Ed Bastian, was $13,205,703; and

•	the ratio of the annual total compensation of our Chief Executive Officer to the median of the total annual compensation of all our employees was estimated to be 142 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records, using the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported here, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify the median of the annual total compensation of our employees, the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

•	We identified our median employee as of December 31, 2017, the last day of our fiscal year.

•	Because less than 5% of our employees reside in other countries, we excluded all 3,296 of our international employees using the de minimis exemption permitted under SEC rules.*

•	After applying the de minimis exemption, we had 114,600 U.S. employees. This includes the employees of all of our subsidiaries and all part-time, seasonal, temporary and ready reserve employees.

•	To identify the median employee, we utilized information from Box 5 of Form W-2 as we believe this measure reflects the most comparable measure of compensation across our diverse workgroups.

•	In reviewing this information, we annualized the compensation of permanent full-time and part-time employees who were hired in 2017 and remained employed as of December 31, 2017.

•	We then identified employees with nearly identical W-2 Box 5 compensation as the median compensated employee and compared the compensation characteristics of this group of employees (including the median compensated employee). Because the median compensated employee did not have compensation characteristics that were representative of our employees generally, as allowable by the SEC, we substituted an employee with nearly identical compensation as reported on Box 5 of Form W-2 whose variable compensation characteristics more accurately represented our employees as a whole.

After identifying the median employee, we calculated the annual total compensation for our median employee using the rules used when calculating our Chief Executive Officer’s compensation for purposes of the Summary Compensation Table, as required. Because these rules require us to include the value of certain benefits provided by the company, the compensation reported for the median employee is higher than the compensation reported in Box 5 of the employee’s W-2.

*	The non U.S. countries and the number of employees in each of those countries is as follows: Argentina - 10; Aruba - 3; Australia - 4; Bahamas - 58; Barbados - 1; Belgium - 17; Belize - 1; Bermuda - 13; Brazil - 193; Canada - 353; Cayman Islands - 2; Chile - 34; China - 122; Colombia - 11; Costa Rica - 40; Czech Republic - 2; Denmark - 1; Dominican Republic - 15; Ecuador - 8; El Salvador - 9; France - 86; Germany - 38; Ghana - 3; Greece - 4; Grenada - 1; Guam - 113; Guatemala - 28; Haiti - 1; Honduras - 7; Hong Kong - 36; Hungary - 1; Iceland - 1; India - 3; Ireland - 19; Israel - 4; Italy - 48; Jamaica - 7; Japan - 613; Korea - 16; Mexico - 372; N. Mariana Islands - 2; Netherlands Antilles - 2; Nicaragua - 20; Nigeria - 8; Palau - 1; Panama - 10; Peru - 21; Philippines - 58; Russia - 22; Senegal - 3; Singapore - 537; South Africa - 3; Spain - 37; St. Lucia - 2; Switzerland - 2; The Netherlands - 70; Turks/Caicos - 1; UAE - 1; United Kingdom - 85; US Virgin Islands - 2; Venezuela - 1

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Director Compensation

Non-employee director compensation is approved by the full Board of Directors, based on recommendations of the Corporate Governance Committee. In 2017, the Committee engaged outside compensation consultant Meridian Compensation Partners, LLC to assist the Committee in a competitive assessment of the compensation program for outside directors. Meridian reviewed our director compensation against the same 21 companies (including three airlines) in the peer group used for executive compensation purposes by our Personnel & Compensation Committee. Meridian recommended an increase in the compensation for the independent non-executive chairman of the Board, who transitioned to this position from lead independent director in October 2017, but retained the same level of compensation paid to him as lead director. After discussion, with input from Meridian, the Committee proposed, and the Board approved, the following changes to Board compensation: (1) a small increase in the cash and equity compensation paid to non-employee directors; (2) an equity award to the independent non-executive chairman of the Board; (3) the discontinuation of committee member cash retainers; and (4) the retention of committee chair cash retainers at the existing level, but with a small increase in the amount of the audit committee chair retainer. The Performance Compensation Plan limits equity awards to non-employee directors to $1 million. Employee directors continued to receive no additional pay for Board service.

Non-employee directors receive the following for their service on the Board of Directors:

Annual Board Retainer:	$100,000
Annual Board Equity Grant:	$175,000 in restricted stock that vests at or shortly before the next annual meeting of shareholders, subject to the director’s continued service on the Board of Directors on the vesting date. Dividends accrue on these awards and are paid upon vesting of the restricted stock.
Annual Committee Chair Cash Retainer:	$20,000, except $25,000 for Audit Committee Chair
Annual Non-executive Chairman of the Board Equity Retainer:	$130,000 in restricted stock with the same vesting schedule as the annual Board equity grant
Expense Reimbursements:	Reimbursement of reasonable expenses incurred in attending meetings
Matching Gifts for Education Program:

Directors (and all employees and retirees) are eligible to participate in a program under which The Delta Air Lines Foundation matches 100% of contributions to eligible public and private, accredited, non-profit, educational institutions, pre-kindergarten through post-graduate, up to a $5,000 cap per individual director per calendar year.

As is common in the airline industry, Delta provides complimentary travel and certain Delta Sky Club privileges for members of the Board of Directors; the director’s spouse, domestic partner or designated companion; the director’s children and parents; and, to a limited extent, other persons designated by the director (Director Flight Benefits). Complimentary travel for such other persons is limited to an aggregate imputed value of $20,000 per year. Delta reimburses the director for associated taxes on complimentary travel with an imputed tax value of up to $25,000 per year. Unused portions of the annual allowances described in the previous two sentences accumulate and may be carried into succeeding years during Board service. Complimentary travel is provided to an eligible director’s surviving spouse or domestic partner after the eligible director’s death. Delta will not reimburse the surviving spouse or domestic partner for associated taxes on complimentary travel under the survivor travel benefit.

A director who retires from the Board at or after age 52 with at least ten years of service as a director, at or after age 68 with at least five years of service as a director, or at his or her mandatory retirement date, may continue to receive Director Flight Benefits during retirement, except the unused portion of the annual allowances does not accumulate into succeeding years (Retired Director Flight Benefits). A director who served on the Board of Directors during the period beginning on the date Delta entered into the merger agreement with Northwest and ending on the date the merger occurred, or who joined the Board at the closing of the merger on October 29, 2008, will receive, at the completion of his or her Board service (other than due to death or due to removal by shareholders for cause), a vested right to receive Retired Director Flight Benefits, regardless of the director’s age and years of service when his or her Board service ends. A director is not eligible to receive Retired Director Flight Benefits if the director engages in certain wrongful acts.

Notwithstanding the above, a person who is first elected to the Board of Directors on or after June 8, 2009, will not receive reimbursement for taxes for Retired Director Flight Benefits. Directors and retired directors may also purchase private jet flights from a Delta subsidiary by paying the incremental cost of the flights. Mr. Ralph is not eligible to receive flight benefits other than those he receives as a Delta employee.

    2018 PROXY STATEMENT    51

Director Compensation

Director Compensation Table

The following table sets forth the compensation paid to non-employee members of Delta’s Board of Directors for 2017.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(3) ($)	Total ($)
Francis S. Blake	135,000	305,000	0	0	0	23,131	463,131
Daniel A. Carp	120,000	175,000	0	0	0	6,249	301,249
Ashton B. Carter	16,667	175,000	0	0	0	0	191,667
David G. DeWalt	105,000	175,000	0	0	0	8,138	288,138
Thomas E. Donilon	55,000	0	0	0	0	544	55,544
William H. Easter III	122,500	175,000	0	0	0	677	298,177
Mickey P. Foret	120,000	175,000	0	0	0	26,866	321,866
Shirley C. Franklin	55,000	0	0	0	0	30,519	85,519
Jeanne P. Jackson	95,834	335,000	0	0	0	7,526	438,360
George N. Mattson	120,000	175,000	0	0	0	40,134	335,134
Sergio A.L. Rial	105,000	175,000	0	0	0	1,029	281,029
Kathy N. Waller	105,000	175,000	0	0	0	1,180	281,180
Kenneth B. Woodrow	55,000	0	0	0	0	6,849	61,849

(1)	As Delta employees, Mr. Bastian, and Mr. Ralph were not separately compensated for their service on the Board of Directors in 2017. Mr. Bastian’s compensation is included in the Summary Compensation Table on page 39. Mr. Ralph’s compensation is described in “Proposal 1 — Election of Directors” on page 15.

(2)	On June 30, 2017, the Board of Directors granted 3,260 shares of restricted stock to each non-employee director at that date. This award vests on June 29, 2018, subject to continued Board service on that date. Mr. Blake received an additional grant of 5,680 shares as compensation for service as non-executive chairman of the board, subject to vesting on the same schedule as described above. Ms. Jackson was elected to the Board on January 25, 2017 and on that date received a grant of 3,190 shares of restricted stock. Mr. Carter was elected to the Board on October 23, 2017 and on that date received a grant of 3,350 shares of restricted stock. Mr. Donilon resigned from the Board on April 7, 2017 due to other commitments. His stock award outstanding on that date was amended to provide for continued eligibility as if he remained a non-employee director. Mr. Woodrow and Ms. Franklin retired at the 2017 Annual Meeting of Shareholders. The “Stock Awards” column shows the fair value of the restricted stock granted to each non-employee director in 2017 as determined under FASB ASC Topic 718, based on date of the grant.

(3)	The amounts in this column for each non-employee director represent reimbursement of taxes associated with Director Flight Benefits. The amount for Mr. Blake represents the incremental cost of Director Flight Benefits of $10,412 and reimbursement of taxes associated with this benefit of $12,719. The amount for Ms. Franklin represents the incremental cost of $16,106 for Director Flight Benefits and a Board retirement gift. It also includes for Ms. Franklin $14,413 in reimbursement of taxes associated with these items. The amount for Mr. Foret represents the incremental cost of $13,369 for Director Flight Benefits and reimbursement under a benefit plan he had with Northwest Airlines, which Delta is required to honor as a result of its merger with Northwest. It also includes for Mr. Foret $13,497 in reimbursement of taxes associated with Director Flight Benefits and the benefit plan. The amount for Mr. Mattson includes $7,159 in reimbursement of taxes associated with Director Flight Benefits and $25,000 in compensation for acting on Delta’s behalf as director of Air France/KLM. The amount for Mr. Woodrow represents $6,849 in reimbursement of taxes associated with Director Flight Benefits, as well as a Board retirement gift. No other non-employee director received perquisites or other personal benefits with a total incremental cost of $10,000 or more, the threshold for reporting under SEC rules. From time to time, directors attend events sponsored by Delta at no incremental cost to Delta.

52    2018 PROXY STATEMENT

Stock Ownership Guidelines

The non-employee director stock ownership guidelines require each non-employee director to own shares of Delta common stock equal to or greater than (1) shares with a value of five times the annual Board cash retainer paid to the director or (2) 35,000 shares. Non-employee directors must achieve this ownership level within five years after initial election to the Board. For this purpose, stock ownership includes restricted stock and restricted stock units; shares owned directly or by a spouse or dependent children; shares held in trust by or for the director or an immediate family member who resides in the same household as the director (an immediate family member); or shares owned by an entity wholly-owned by the director or an immediate family member. It does not include shares a director has the right to acquire through the exercise of stock options.

In addition, each non-employee director must hold at least 50% of all “net shares” received through restricted stock vesting or realized through stock option exercises until the stock ownership guidelines are achieved. For this purpose, “net shares” means all shares retained after any applicable withholding of any shares for tax purposes.

As of April 20, 2018, all non-employee directors exceeded the required stock ownership level except three directors, each of whom was first elected in 2017 or 2018. Each director has five years from the date of his or her election to achieve the required ownership level under the non-employee director stock ownership guidelines.

    2018 PROXY STATEMENT    53

Audit Committee Report

The Audit Committee presently consists of seven independent directors and represents and assists the Board of Directors in a number of duties. These duties include oversight of the following, among other matters: the integrity of Delta’s financial statements, including a review of significant accounting policies and estimates; compliance with legal and certain regulatory requirements; the performance of the internal audit function; the financial reporting process; and information technology security matters. In addition, the Committee appoints, oversees and reviews the performance of the independent auditors, who report directly to the Committee. The Committee has the resources and authority it deems appropriate to discharge its responsibilities. The Committee operates pursuant to a written charter, which lists specific duties and responsibilities, and is available at http://ir.delta.com/files/doc_downloads/governance/Audit_Committee_Charter.pdf.

The Board of Directors has determined that each of Mr. Easter, Mr. Blake, Mr. DeWalt, Mr. Foret and Ms. Waller has the necessary experience to qualify as an “audit committee financial expert” under SEC rules, has agreed to be designated, and has so designated each of them. Each is considered financially literate as defined by the NYSE, but none is an auditor or an accountant for Delta or performs accounting field work, and none is employed by Delta. In accordance with the SEC’s safe harbor relating to audit committee financial experts, a person designated as an audit committee financial expert will not be deemed an “expert” for purposes of the federal securities laws. In addition, this designation does not impose on a person any duties, obligations or liabilities that are greater than those otherwise imposed on the person as a member of the Audit Committee and Board of Directors, and does not affect the duties, obligations or liabilities of the Board of Directors.

Management is responsible for Delta’s system of internal control over financial reporting, the preparation of its consolidated financial statements in accordance with accounting principles generally accepted in the United States (or GAAP), and the financial reporting process, including management’s assessment of internal control over financial reporting. The independent auditors, Ernst & Young LLP (or EY), are responsible for performing an independent audit of our consolidated financial statements and for expressing an opinion, based on the results of their audit, as to whether the consolidated financial statements are fairly presented, in all material respects, in conformity with GAAP.

It is not the responsibility of the Audit Committee to prepare consolidated financial statements nor is it to determine that the consolidated financial statements and disclosures are complete and accurate and prepared in accordance with GAAP and applicable rules and regulations. These tasks are the responsibility of management. It is also not the responsibility of the Audit Committee to plan or conduct an independent audit of the consolidated financial statements. These tasks are the responsibility of the independent auditors. In carrying out its oversight responsibilities, the Audit Committee is not providing any expert, professional or special assurance as to the consolidated financial statements or any professional certification. The Audit Committee relies on the information provided by and representations made to it by management, and also on the report on our consolidated financial statements that it receives from the independent auditors.

In discharging its duties, the Audit Committee reviewed and discussed with management and the independent auditors the overall scope and process for the audit of the consolidated financial statements and internal control over financial reporting. The Committee discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301 (Communications with Audit Committees) issued by the Public Company Accounting Oversight Board (PCAOB). In addition, the Committee received from the independent auditors the written disclosures and the letter required by applicable PCAOB requirements regarding the independent auditors’ communications with the Audit Committee concerning independence, and discussed with the independent auditors their independence from Delta and its management. The Committee also determined that the independent auditors’ provision of non-audit services in 2017 to Delta was compatible with the auditors’ independence.

The Audit Committee met in private sessions as required by its charter with representatives of EY and members of Delta’s management, including the Chief Executive Officer, the Chief Financial Officer, the Controller, the Chief Accounting Officer, the Chief Legal Officer and the Vice President — Corporate Audit. The Audit Committee and other attendees discussed and reviewed the following, among other matters: Delta SEC filings; information technology matters; the scope, resources and work of the internal audit function; the financial reporting process; the consolidated financial statements and related notes; the scope and progress of testing of Delta’s internal control over financial reporting; management’s assessment of the effectiveness of Delta’s internal control over financial reporting; enterprise risk management (ERM); legal and regulatory matters; accounting standards; accounting and controls related to specific company functions, strategic investments, subsidiaries and accounts; and tax matters.

54    2018 PROXY STATEMENT

Audit Committee Report

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements and management’s assessment of the effectiveness of Delta’s internal control over financial reporting be included in Delta’s 2017 Form 10-K filed with the SEC. The Audit Committee also appointed EY as Delta’s independent auditors for 2018, subject to shareholder ratification.

THE AUDIT COMMITTEE

William H. Easter III, Chair

Francis S. Blake

Ashton B. Carter

David G. DeWalt

Mickey P. Foret

Michael P. Huerta

Kathy N. Waller

    2018 PROXY STATEMENT    55

Proposal 2 — Advisory Vote on Executive Compensation

Shareholders have the opportunity to approve, on an advisory, nonbinding basis, the compensation of the named executive officers, as disclosed in this proxy statement. This is commonly referred to as a “say on pay” advisory vote. The Board of Directors recommends that you vote “FOR” this proposal.

As discussed in greater detail in the “Compensation Discussion and Analysis” section of this proxy statement, the compensation paid to the named executive officers reflects the following principles of our executive compensation program:

•	Links pay with performance by placing a substantial majority of total compensation at risk.

–	For 2017, at-risk compensation constituted 94% of the targeted compensation for the Chief Executive Officer and 90% for the other named executive officers.

•	Utilizes stretch performance measures that provide incentives to deliver value to our shareholders.

–	The payout opportunities for named executive officers under our annual and long-term incentive plans depend on Delta’s financial, operational and customer service performance as well as the value of our common stock.

•	Closely aligns the interests of management with frontline employees.

–	Many of the same performance measures are used in both our executive and broad-based employee compensation programs.

•	Provides compensation opportunities that assist in motivating and retaining existing talent and attracting new talent as needed.

The Board of Directors recommends a vote FOR this proposal.

This vote is advisory in nature, which means that it is not binding on Delta, its Board of Directors or the Personnel & Compensation Committee. However, the Personnel & Compensation Committee intends to give careful consideration to the vote results and is committed to take any actions it deems necessary and appropriate in light of those results.

56    2018 PROXY STATEMENT

Proposal 3 — Ratification of the Appointment of Independent Auditors

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (EY) as Delta’s Independent Registered Public Accounting Firm (independent auditors) for 2018, subject to ratification by the shareholders. Representatives of EY, which also served as Delta’s independent auditors for 2017, are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire and will be available to respond to questions. EY has served as our independent auditors since 2006. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the external independent auditors. The Audit Committee has ultimate responsibility for audit fee negotiations associated with the work of EY.

In determining whether to reappoint EY as Delta’s independent auditors for 2018, subject to shareholder ratification, the Audit Committee took into consideration a number of factors. These factors include the length of time the firm has been engaged by Delta; EY’s familiarity with Delta’s operations and industry, accounting policies, financial reporting process, and internal control over financial reporting; its skills, expertise and independence; the quality of the Audit Committee’s ongoing discussions with EY; a review of external data related to EY’s legal risks and proceedings, audit quality and recent public portions of PCAOB reports; an assessment of the professional qualifications of EY, the performance of the lead engagement partner and the other professionals on the Delta account; the reasonableness of EY’s fees for the services provided to Delta; management’s relationship with EY and its assessment of EY’s performance; the Audit Committee’s views on the performance of EY in light of the foregoing matters and the Audit Committee’s belief that continuing to retain EY is in the best interest of Delta and its shareholders. The Audit Committee periodically considers whether there should be a change in the independent auditors. When the lead engagement partner of the independent auditors is required to rotate off the Delta engagement, the Audit Committee and its Chair are directly involved in selecting a new lead engagement partner.

Delta’s Certificate of Incorporation and Bylaws do not require that shareholders ratify the selection of EY as the independent auditors. We are submitting the selection of the independent auditors for shareholder ratification (as we have done in prior years) because we believe it is a matter of good corporate governance. If shareholders do not ratify the selection of EY, the Audit Committee will reconsider the selection of the independent auditors.

The Board of Directors recommends a vote FOR this proposal.

Fees of Independent Auditors for 2017 and 2016

The following table shows the aggregate fees and related expenses for professional services rendered by Delta’s independent auditors for 2017 and 2016.

Description of Fees	Amount 2017 ($)	Amount 2016 ($)
Audit Fees(1)	4,561,000	3,913,000
Audit-Related Fees(2)	1,062,000	666,000
Tax Fees(3)	1,082,000	1,042,000
All Other Fees(4)	2,000	2,000

(1)	Represents fees for the audit and quarterly reviews of the consolidated financial statements (including an audit of the effectiveness of internal control over financial reporting); attestation services required by statute or regulation; assistance with and review of documents filed with the SEC; and accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards. The increase in fees from the prior year is primarily attributable to procedures related to debt financings and audit procedures related to the adoption of new accounting standards.

(2)	Represents fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include an audit of subsidiaries, employee benefit plan audits and accounting consultations related to proposed transactions.

(3)	Represents fees for professional services provided for the review of tax returns prepared by the company; assistance with domestic and international tax compliance; and assistance related to the tax impact of proposed and completed transactions.

(4)	Represents fees for online technical resources.

    2018 PROXY STATEMENT    57

Proposal 3 — Ratification of the Appointment of Independent Auditors

Pre-Approval of Audit and Non-Audit Services

The charter of the Audit Committee provides that the Committee is responsible for the pre-approval of all audit and permitted non-audit services to be performed for Delta by the independent auditors. The Audit Committee has adopted a policy for the pre-approval of all services provided by the independent auditors.

Each year management requests Audit Committee pre-approval of the annual audits, statutory audits, quarterly reviews and any other engagements of the independent auditors known at that time. In connection with these requests, the Audit Committee may consider information about each engagement, including the budgeted fees; the reasons management is requesting the services to be provided by the independent auditors; and any potential impact on the auditors’ independence. As additional proposed audit and non-audit engagements of the independent auditors are identified, or if pre-approved services exceed the pre-approved budgeted amount for those services, the Audit Committee will consider similar information in connection with the pre-approval of such engagements or services. If Audit Committee pre-approvals are required between regularly scheduled Committee meetings, the Audit Committee has delegated to the Chair of the Audit Committee, or an alternate member of the Audit Committee, the authority to grant pre-approvals. Pre-approvals by the Chair or the alternate member are reviewed with the Audit Committee at its next regularly scheduled meeting.

58    2018 PROXY STATEMENT

Other Matters

Cost of Solicitation

Delta will pay the cost of soliciting proxies. We have retained Innisfree to solicit proxies, by telephone, in person or by mail, for a fee of $15,000 plus certain expenses. In addition, certain Delta officers and employees, who will receive no compensation for their services other than their regular salaries, may solicit proxies. Delta will also reimburse banks, brokers and other nominees for their costs in forwarding proxy materials to beneficial owners of Delta stock. Other proxy solicitation expenses that we will pay include those for preparing, mailing, returning and tabulating the proxies.

Submission of Shareholder Proposals

To be considered for inclusion in our proxy statement for the 2019 annual meeting, shareholder proposals other than a director nomination must comply with the requirements under SEC Rule 14a-8 and must be submitted in writing and received by us no later than 5:00 p.m., local time, on January 18, 2019, at the following address:

By delivery:	By mail:
Law Department Delta Air Lines, Inc. Department 981 1030 Delta Boulevard Atlanta, Georgia 30354 Attention: Chief Legal Officer	Law Department Delta Air Lines, Inc. Department 981 P.O. Box 20574 Atlanta, Georgia 30320 Attention: Chief Legal Officer

Under certain circumstances, shareholders may also submit nominations for directors for inclusion in our proxy materials by complying with the requirements in Article II, Section 9 of our Bylaws. Director nominations to be considered for inclusion in proxy materials for the 2019 annual meeting must be received by us at the address above no earlier than December 19, 2018 and no later than January 18, 2019.

In addition, a shareholder may only bring business before the annual meeting, other than a proposal included in the proxy statement, or may submit nominations for directors, if the shareholder complies with the requirements specified in Article II, Section 8 of our Bylaws. The requirements include:

•	providing written notice that is received by Delta’s Corporate Secretary between March 1 and March 31, 2019 (subject to adjustment if the date of the 2019 annual meeting is moved by more than 30 days, as provided in Article II, Section 8(b) of the Bylaws); and

•	supplying the additional information listed in Article II, Section 8(b) of the Bylaws.

Delta’s Bylaws are available at http://ir.delta.com/governance/governance-documents/default.aspx.

A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the notice provision in our Bylaws, subject to the applicable rules of the Securities and Exchange Commission.

Section 16 Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires our directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities (reporting persons) to file certain reports concerning their beneficial ownership of our equity securities. We believe that, with the exception of an inadvertent late filing made on behalf of Sergio Rial related to withholding of shares for tax purposes due to his residency outside the U.S., all reporting persons timely complied with their Section 16(a) filing obligations during 2017.

Supplemental Information about Financial Measures

We sometimes use information that is derived from our Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (GAAP). Certain of this information is considered “non-GAAP financial measures” under SEC rules. The non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this proxy statement to the most directly comparable GAAP financial measures.

    2018 PROXY STATEMENT    59

Other Matters

Pre-Tax Income, adjusted. We adjust pre-tax income for the following items to determine pre-tax income, adjusted for special items, for the reasons described below:

Mark-to-market (“MTM”) adjustments and settlements. MTM adjustments are defined as fair value changes recorded in periods other than the settlement period. Such fair value changes are not necessarily indicative of the actual settlement value of the underlying hedge in the contract settlement period. Settlements represent cash received or paid on hedge contracts settled during the period. These items adjust fuel expense to show the economic impact of hedging, including cash received or paid on hedge contracts during the period. Adjusting for these items allows investors to better understand and analyze our core operational performance in the periods shown.

Investment MTM adjustments. We record our proportionate share of earnings from our equity investments in Virgin Atlantic and Aeroméxico in non-operating expense. We adjust for these MTM adjustments to allow investors to understand and analyze the company’s core financial performance in the periods shown.

	Year Ended December 31,
(in billions)	2017	2016	2015
Pre-tax income	$5.7	$6.6	$7.2
Adjusted for:
MTM adjustments and settlements	(0.2)	(0.4)	(1.3)
Investment MTM adjustments	—	(0.1)	—
Total Adjustments	(0.2)	(0.5)	(1.3)
Pre-tax income, adjusted	$5.5	$6.1	$5.9

Adjusted Net Debt. We use adjusted total debt, including aircraft rent, in addition to long-term adjusted debt and capital leases, to present estimated financial obligations. We reduce adjusted debt by cash, cash equivalents and short-term investments and hedge margin receivable, resulting in adjusted net debt, to present the amount of assets needed to satisfy the debt. Management believes this metric is helpful to investors in assessing our overall debt profile. Management has reduced adjusted debt by the amount of hedge margin receivable, which reflects cash posted to counterparties, as we believe this removes the impact of current market volatility on our unsettled hedges.

(in billions)	December 31, 2017		December 31, 2016
Debt and capital lease obligations	$8.8		$7.3
Plus: unamortized discount, net and debt issuance costs	0.1		0.1
Adjusted debt and capital lease obligations		$8.9		$7.4
Plus: 7x last twelve months’ aircraft rent		2.5		2.0
Adjusted total debt		11.4		9.4
Less: cash, cash equivalents and short-term investments		(2.6)		(3.2)
Less: hedge margin receivable		—		(0.1)
Adjusted net debt		$8.8		$6.1

Operating Cash Flow, adjusted. We adjusted operating cash flow because management believes this metric is helpful to investors to evaluate the company’s ability to generate cash that is available for use for capital expenditures, debt service or general corporate initiatives. Adjustments include:

Hedge deferrals. During the March 2016 quarter, we deferred settlement of a portion of our hedge portfolio until 2017 by entering into transactions that, excluding market movements from the date of inception, would provide approximately $300 million in cash receipts during the second half of 2016 and require approximately $300 million in cash payments in 2017. Free cash flow is adjusted to include the impact of these deferral transactions in order to allow investors to understand the net impact of hedging activities in the period shown.

60    2018 PROXY STATEMENT

Other Matters

Reimbursements related to build-to-suit facilities and other. Management believes investors should be informed that these reimbursements for build-to-suit leased facilities effectively reduce net cash provided by operating activities and related capital expenditures.

Pension plan contribution. In 2017, we contributed $2 billion to our pension plans using net proceeds from our debt issuance. We adjusted operating cash flow to exclude this contribution to allow investors to understand the cash flows related to our core operations in the periods shown.

(in millions)	Year Ended December 31, 2017
Net cash provided by operating activities	$5,148
Adjusted for:
Hedge deferrals	(224)
Reimbursements related to build to suit facilities and other	(131)
Pension plan contribution	2,000
Net cash provided by operating activities, adjusted	$6,793

    2018 PROXY STATEMENT    61

DELTA AIR LINES, INC. 1030 DELTA BLVD. DEPARTMENT 829 ATLANTA, GA 30354-1989

You may submit this proxy or these voting instructions, as applicable, using the Internet, telephone or U.S. mail. Participants in the Delta Pilots Savings Plan and the Delta Family-Care Savings Plan and holders of unvested restricted common stock may submit voting instructions on this proxy card.

To vote online or by telephone have this proxy card in hand and go to www.proxyvote.com or call 1-800-690-6903 and follow the instructions.

If you mail this proxy card, mark, sign and date the card and return it in the postage-paid envelope, or send it to: For registered stockholders and holders of unvested restricted common stock - Delta Air Lines, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. For Delta Pilots Savings Plan participants and Delta Family-Care Savings Plan participants - Fidelity Management Trust Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTING DEADLINES

Delta Pilots Savings Plan and Delta Family-Care Savings Plan Participants:

Voting instructions submitted using the Internet or telephone must be submitted before 5:00 p.m. Eastern Daylight Time (EDT) on Wednesday, June 27, 2018. Voting instructions submitted by mailing this proxy card must be received by the trustee by that time.

Registered Stockholders and Holders of Unvested Restricted Common Stock:

Voting instructions submitted using the Internet or telephone must be submitted before 11:59 p.m. EDT on Thursday, June 28, 2018. Voting instructions submitted by mailing this proxy card must be received by Broadridge by that time.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

Delta encourages stockholders to sign up to receive proxy materials electronically in the future. Using electronic communication significantly reduces our printing and postage costs, and helps protect the environment. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive stockholder communications electronically in the future.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E46243-P09252 KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DELTA AIR LINES, INC.
The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.
DELTA'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES:
1.	Election of Nominees for Director:	For	Against	Abstain

1a.    Edward H. Bastian

1b.    Francis S. Blake

1c.    Daniel A. Carp

1d.    Ashton B. Carter

1e.    David G. DeWalt

1f.    William H. Easter III

1g.    Michael P. Huerta

1h.    Jeanne P. Jackson

1i.    George N. Mattson

1j.    Douglas R. Ralph

1k.    Sergio A.L. Rial

1l.    Kathy N. Waller

		☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐
					DELTA’S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2 AND 3.	For	Against	Abstain
					2. To approve, on an advisory basis, the compensation of Delta's named executive officers.	☐	☐	☐

					3. To ratify the appointment of Ernst & Young LLP as Delta's independent auditors for the year ending December 31, 2018.	☐	☐	☐

					For address changes and/or comments, please check this box and write them on the back where indicated.			☐
					Please indicate if you plan to attend this meeting.	☐	☐
						Yes	No

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the

Year Ended December 31, 2017 are available at www.proxyvote.com.

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E46244-P09252

DELTA AIR LINES, INC.

I hereby appoint Edward H. Bastian, Francis S. Blake and Daniel A. Carp, and each of them, as proxies with full power of substitution, for and in my name, to vote all shares of Common Stock of Delta Air Lines, Inc. owned by me which I would be entitled to personally vote on all matters which may properly come before the 2018 Annual Meeting of Stockholders of Delta to be held at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, NY 10017 on Friday, June 29, 2018 at 7:30 a.m., local time, or any adjournment of the meeting.

The proxies shall vote subject to the directions indicated on the reverse side of this Proxy Card, and the proxies are authorized to vote in their discretion upon other business as may properly come before the annual meeting or any adjournment of the meeting. The proxies will vote as the Board of Directors recommends where a choice is not specified. The proxies cannot vote these shares unless you sign, date and return this Proxy Card or vote by the Internet or telephone.

If I am the holder of unvested restricted common stock granted under Delta’s Performance Compensation Plan, I hereby instruct the administrator of the Performance Compensation Plan to vote the shares of unvested restricted common stock granted to me at the annual meeting, as indicated on the reverse side of this card. I understand that the administrator of the Performance Compensation Plan will not vote the shares of unvested restricted common stock granted to me if I do not submit voting instructions before 11:59 p.m. EDT on Thursday, June 28, 2018.

If I am a participant in the Delta Pilots Savings Plan (Pilot Plan) or the Delta Family-Care Savings Plan (Savings Plan), I hereby instruct Fidelity Management Trust Company, as Trustee, to vote the shares of Delta common stock attributable to the Pilot Plan account or the Savings Plan account, as applicable, at the annual meeting, as indicated on the reverse side of this card. These instructions shall be confidential. I understand that the Trustee will not vote shares attributable to the Pilot Plan account or the Savings Plan account if the Trustee does not receive voting instructions from me before 5:00 p.m. EDT on Wednesday, June 27, 2018.

I acknowledge receipt of Delta’s Notice of Annual Meeting of Stockholders, dated May 18, 2018, Proxy Statement and Annual Report on Form 10-K for the Year Ended December 31, 2017.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side